Exhibit 10.22

EXECUTION COPY

FIVE-YEAR CREDIT AGREEMENT

dated as of

April 30, 2007

among

BROWN-FORMAN CORPORATION

BROWN-FORMAN BEVERAGES, EUROPE, LTD

The Other Borrowing Subsidiaries Parties Hereto

The Lenders Party Hereto

BANK OF AMERICA, N.A.,
 as Syndication Agent

CITICORP NORTH AMERICA, INC.,
 BARCLAYS BANK PLC,
 NATIONAL CITY BANK and
 WACHOVIA BANK, NATIONAL ASSOCIATION,
 as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.,
 as Administrative Agent

and

J. P. MORGAN EUROPE LIMITED,
 as London Agent

J.P. MORGAN SECURITIES INC.,
 BANC OF AMERICA SECURITIES LLC and
 CITIGROUP GLOBAL MARKETS INC.,
 as Joint Lead Arrangers and Joint Bookrunners

[CS&M No. 6701-228]

Contents, p. 2

Contents, p. 3

Page

ARTICLE VII

Events of Default

ARTICLE VIII

The Agents

ARTICLE IX

Guarantee

ARTICLE X

Miscellaneous

SECTION 10.01. Notices	65
SECTION 10.02. Waivers; Amendments	66
SECTION 10.03. Expenses; Indemnity; Damage Waiver	67
SECTION 10.04. Successors and Assigns	68
SECTION 10.05. Survival	70
SECTION 10.06. Counterparts; Integration; Effectiveness	71
SECTION 10.07. Severability	71
SECTION 10.08. Right of Setoff	71
SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process	71
SECTION 10.10. WAIVER OF JURY TRIAL	72
SECTION 10.11. Headings	72
SECTION 10.12. Confidentiality	72
SECTION 10.13. Interest Rate Limitation	74
SECTION 10.14. Conversion of Currencies	74
SECTION 10.15. USA Patriot Act	74
SECTION 10.16. No Fiduciary Relationship	75

Schedules:
Schedule 2.01 — Commitments
Schedule 2.05 — Issuing Banks and LC Commitments
Schedule 3.05 — Disclosed Matters
Schedule 6.01 — Existing Subsidiary Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.05 — Transactions with Affiliates

Contents, p. 4

Exhibits:
Exhibit A — Form of Assignment and Assumption
Exhibit B-1 — Form of Opinion of Bass, Berry & Sims PLC, counsel for the Borrowers
Exhibit B-2 — Form of Opinion of Lovells, English counsel for the Borrowers
Exhibit C — Form of Borrowing Subsidiary Agreement
Exhibit D — Form of Borrowing Subsidiary Termination
Exhibit E — Form of Accession Agreement
Exhibit F — Form of Maturity Date Extension Request
Exhibit G — Mandatory Costs Rate

     FIVE-YEAR CREDIT AGREEMENT dated as of April 30, 2007 (the “Agreement”), among BROWN-FORMAN CORPORATION (the “ Company ”), a Delaware corporation; BROWN-FORMAN BEVERAGES, EUROPE, LTD, an English company; the other BORROWING SUBSIDIARIES from time to time party hereto (the Company and the Borrowing Subsidiaries being collectively called the “ Borrowers ”); the LENDERS party hereto; BANK OF AMERICA, N.A., as Syndication Agent; CITICORP NORTH AMERICA, INC., BARCLAYS BANK PLC, NATIONAL CITY BANK and WACHOVIA BANK, NATIONAL ASSOCIATION as Co-Documentation Agents; JPMORGAN CHASE BANK, N.A., as Administrative Agent; and J.P. MORGAN EUROPE LIMITED, as London Agent.

          The Company (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Article I) has requested the Lenders to extend credit to enable the Borrowers (a) to borrow on a revolving credit basis on and after the Effective Date and at any time and from time to time prior to the Maturity Date an aggregate principal amount not in excess of Eight Hundred Million Dollars (US$800,000,000) at any time outstanding (which principal amount may be increased by an amount not in excess of Four Hundred Million Dollars (US$400,000,000) as provided in Section 2.08(d)), (b) to obtain Letters of Credit and (c) to provide a procedure under which Lenders may bid on an uncommitted basis on short-term borrowings by the Borrowers maturing on or prior to the Maturity Date. The proceeds of such borrowings will be used for working capital and general corporate purposes of the Company and the Subsidiaries and to provide liquidity in connection with any commercial paper program of the Borrowers. Letters of Credit will be used for general corporate purposes of the Company and the Subsidiaries.

          The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          “Accession Agreement” means an Accession Agreement substantially in the form of Exhibit E among an Increasing Lender, the Company and the Administrative Agent.

          “Adjusted EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, an interest rate per annum equal to the sum of (a) the EURIBO Rate for such Interest Period and (b) the Mandatory Costs Rate.

          “Adjusted LIBO Rate” means (a) with respect to any LIBOR Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum equal to the product of (i) the LIBO Rate for US Dollars for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any LIBOR Borrowing denominated in any Alternative Currency for any Interest Period, an interest rate per annum equal to the sum of (i) the LIBO Rate for such currency and such Interest Period plus (ii) the Mandatory Costs Rate.

          “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          “Agents” means the Administrative Agent and the London Agent.

          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          “Alternative Currency” means Euro, Sterling and any other currency, other than US Dollars, (a) that is freely available, freely transferable and freely convertible into US Dollars, (b) in which dealings in deposits are carried on in the London interbank market and (c) that has been designated by the Administrative Agent at the request of the Company, in a notice to the Lenders, as an Alternative Currency.

          “Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, and with respect to any payment hereunder that does not relate to a particular Loan, Borrowing or Letter of Credit, the Administrative Agent, and (b) with respect to a Loan or Borrowing denominated in an Alternative Currency, the London Agent.

          “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

          “Applicable Rate” means, for any day, with respect to any LIBOR Revolving Loan or EURIBOR Revolving Loan, or with respect to the facility fees or letter of credit participation fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “LIBOR/EURIBOR Margin”, “Facility Fee” or “Letter of Credit Participation Fee”, as the case may be, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt and the Utilization Percentage on such date:

			LIBOR/EURIBOR		Letter of Credit
			Margin		Participation Fees
			Utilization	Utilization	Utilization	Utilization
			Percentage	Percentage	Percentage	Percentage
		Facility Fee	≤50%	>50%	≤50%	>50%
	Ratings	(% per	(% per	(% per	(% per	(% per
	(S&P/Moody’s)	annum)	annum)	annum)	annum)	annum)
Category 1	≥AA-/Aa3	0.040%	0.110%	0.160%	0.110%	0.160%
Category 2	A+/A1	0.045%	0.130%	0.180%	0.130%	0.180%
Category 3	A/A2	0.050%	0.150%	0.200%	0.150%	0.200%
Category 4	A-/A3	0.060%	0.190%	0.240%	0.190%	0.240%
Category 5	BBB+/Baa1	0.080%	0.270%	0.320%	0.270%	0.320%
Category 6	<BBB+/Baa1	0.100%	0.350%	0.400%	0.350%	0.400%

          For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 6; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next above that of the lower of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first publicly announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

          “Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

          “Attributable Debt” means, with respect to any Sale-Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale-Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

          “Backstopped Letter of Credit” means any Letter of Credit the obligations of the applicable Borrower (and any other account party thereunder) in respect of which shall have been (a) collateralized in full by a deposit of cash with the applicable Issuing Bank or (b) supported by a letter of credit issued by a commercial bank that names the applicable Issuing Bank as the beneficiary thereunder, in each case in a manner reasonably satisfactory to such Issuing Bank. No Letter of Credit shall be deemed to be a Backstopped Letter of Credit unless the Issuing Bank that is the issuer of such Letter of Credit shall have provided to the Administrative Agent a written consent thereto.

          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

          “Borrower” means the Company or any Borrowing Subsidiary.

          “Borrowing” means (a) Revolving Loans of the same Type and to the same Borrower, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, or (b) a Competitive Loan or group of Competitive Loans of the same Type and to the same Borrower made on the same date and as to which a single Interest Period is in effect.

          “Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000 and (b) in the case of a Borrowing denominated in any Alternative Currency, the smallest amount of such Alternative Currency that is a multiple of 1,000,000 units of such currency that has a US Dollar Equivalent of US$5,000,000 or more.

          “Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000 and (b) in the case of a Borrowing denominated in any Alternative Currency, 1,000,000 units of such currency.

          “Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.

          “Borrowing Subsidiary” means Brown-Forman Beverages, Europe, Ltd and each other Subsidiary that has been designated as a Borrowing Subsidiary pursuant to Section 2.20 and that has not ceased to be a Borrowing Subsidiary as provided in such Section.

          “Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit C.

          “Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit D.

          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided , that (a) when used in connection with a LIBOR Loan in any currency, the term “Business Day” shall also exclude any day on which banks in London are not open for general business, (b) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day on which banks in London are not open for general business and any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system is not open for the settlement of payments in Euros, and (c) when used in connection with a Loan to any Borrower organized in a jurisdiction other than the United States of America or the United Kingdom, the term “Business Day” shall also exclude any day on which commercial banks in the jurisdiction of organization of such Borrower are not open for general business.

          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company, other than descendants of George Garvin Brown and their respective family members and descendants, or entities controlled by, or trusts for the benefit of, any of them, including family and charitable trusts; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group, other than descendants of George Garvin Brown and their respective family members and descendants, or entities controlled by, or trusts for the benefit of, any of them, including family and charitable trusts.

          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Competitive Loans.

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          “Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Sections 2.08 or pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is US$800,000,000.

          “Company” has the meaning assigned to such term in the heading of this Agreement.

          “Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

          “Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

          “Competitive Bid Request” means a request by a Borrower for Competitive Bids in accordance with Section 2.04.

          “Competitive Loan” means a Loan made pursuant to Section 2.04.

          “Competitive Loan Exposure” means the sum of the principal amounts of the outstanding Competitive Loans.

          “Consenting Lender” has the meaning assigned to such term in Section 2.09.

          “Consolidated Assets” means, at any time, the aggregate amount of assets (less applicable accumulated depreciation, depletion and amortization and other reserves and other properly deductible items) of the Company and its Subsidiaries, all as set forth in the most recent consolidated balance sheet of the Company and its Subsidiaries, determined in accordance with GAAP, included in the periodic reports of the Company filed with the SEC.

          “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) all extraordinary non-cash charges for such period and (v) all non-cash charges associated with employee compensation for such period, minus (b) without duplication and to the extent included in determining such Consolidated Net Income, all extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP. In the event that the Company or any Subsidiary shall have completed an acquisition or disposition of any material Person, division or business unit since the beginning of the relevant period, Consolidated EBITDA shall be determined for such period on a pro forma  basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

          “Consolidated Interest Expense” means, for any period, total interest expense (including that properly attributable to Capital Leases in accordance with GAAP and amortization of debt discount and debt issuance costs) of the Company and the Subsidiaries on a consolidated basis, including all capitalized interest, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financings and net costs under interest rate protection agreements (including amortization of discount), all as determined on a consolidated basis in accordance with GAAP. In the event that the Company or any Subsidiary shall have completed an acquisition or disposition of any material Person, division or business unit since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a proforma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

          “Consolidated Net Income” means, for any period, the net income or loss of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “ Controlling ” and “ Controlled ” have meanings correlative thereto.

          “Credit Party” means the Company, in its capacity as a Borrower and as a guarantor of the Obligations of the other Borrowers pursuant to Article IX, and each Borrowing Subsidiary.

          “Declining Lender” has the meaning assigned to such term in Section 2.09.

          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          “Defaulting Lender” means, at any time, any Lender that has defaulted in its obligation to make a Revolving Loan or to fund its participation in a Letter of Credit required to be made or funded by it hereunder, if such default has not been remedied by such Lender at such time.

          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 3.05.

          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

          “Environmental Laws” means all material laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          “EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such Interest Period, the arithmetic mean of the rates (rounded upwards to four decimal places), supplied to the Administrative Agent at its request by the Reference Banks (or such of the Reference Banks as shall supply such rates in response to such request), quoted by the Reference Banks to leading banks in the European interbank market for the offering of deposits in Euro for a period comparable to the Interest Period for such Borrowing, in each case as of the Specified Time on the Quotation Day.

          “EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted EURIBO Rate.

          “Euro” or “€” means the single currency unit of the member States of the European Community that adopt or have adopted the Euro as their lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

          “Event of Default” has the meaning assigned to such term in Article VII.

          “Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any Alternative Currency, the rate at which such Alternative Currency may be exchanged into US Dollars at the time of determination on such day as set forth on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or as near as practicable to such time of determination, on such day for the purchase of US Dollars for delivery two Business Days later; provided  that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it reasonably deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

          “Excluded Taxes” means, with respect to any Agent, Lender, Issuing Bank or any other recipient of any payment to be made by or on account of any Obligation hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such recipient is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by the Company or a Borrowing Subsidiary organized in the United States of America from an office within such jurisdiction to the extent such tax is in effect and applicable to such payments on the date hereof or at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.17(a).

          “Existing Maturity Date” has the meaning assigned to such term in Section 2.09.

          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          “Financial Officer” means (a) with respect to the Company, the chief executive officer, chief financial officer, principal corporate finance officer, principal accounting officer, treasurer, assistant treasurer or controller of the Company, and (b) with respect to any other Borrower, a Financial Officer of the Company, individually or together with any director or chief financial officer of such Borrower.

          “Fixed Rate” means, with respect to any Competitive Loan (other than a LIBOR Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

          “Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.

          “GAAP” means generally accepted accounting principles in the United States of America.

          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other similar governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “ primary obligor ”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

          “Increasing Lender” has the meaning assigned to such term in Section 2.08(d).

          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all debt obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, other than letters of credit arising in the ordinary course of such Person’s business supporting accounts payable, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          “Indemnified Taxes” means Taxes other than Excluded Taxes.

          “Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

          “Information Memorandum” means the Confidential Information Memorandum dated March 2007 relating to the Company and the Transactions.

          “Interest Election Request” means a request by the relevant Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

          “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any LIBOR Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing or EURIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

          “Interest Period” means (a) with respect to any LIBOR Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect, and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided  that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Borrowing or EURIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a LIBOR Borrowing or EURIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          “Issuing Bank” means JPMorgan Chase Bank, N.A. and each other Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

          “Issuing Bank Agreement” shall have the meaning assigned to such term in Section 2.05(j).

          “LC Commitment” shall mean, as to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.05 or in such Issuing Bank’s Issuing Bank Agreement.

          “LC Disbursement” means a payment made by any Issuing Bank in respect of a Letter of Credit.

          “LC Exposure” means, at any time, (a) the sum of the US Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit (other than, for the avoidance of doubt, any Backstopped Letters of Credit) at such time plus  (b) the sum of the US Dollar Equivalents of the amounts of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

          “Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Accession Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

          “Letter of Credit” means any letter of credit issued and outstanding under this Agreement.

          “LIBO Rate” means, with respect to any LIBOR Borrowing denominated in any currency for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such Interest Period, the arithmetic mean of the rates (rounded upwards to four decimal places), supplied to the Administrative Agent at its request by the Reference Banks (or such of the Reference Banks as shall supply such rates in response to such request), quoted by the Reference Banks to leading banks in the London interbank market for the offering of deposits in such currency for a period comparable to the Interest Period for such Borrowing, in each case as of the Specified Time on the Quotation Day.

          “LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or, in the case of a Competitive Loan or Borrowing, LIBO Rate.

          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right (other than rights of first refusal or first offer, which shall not be a Lien) of a third party with respect to such securities.

          “Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

          “Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, New York City time, and (b) with respect to a Loan or Borrowing denominated in an Alternative Currency, London time.

          “London Agent” means J.P. Morgan Europe Limited, in its capacity as London agent for the Lenders hereunder, or any successor appointed in accordance with Article VIII.

          “Mandatory Costs Rate” has the meaning set forth in Exhibit G.

          “Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Competitive Loan, as specified by the Lender making such Competitive Loan in its related Competitive Bid.

          “Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operation of the Company and the Subsidiaries, taken as a whole, or (b) the rights of or remedies available to the Lenders under this Agreement.

          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding US$25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

          “Maturity Date” means April 30, 2012, as such date may be extended pursuant to Section 2.09.

          “Maturity Date Extension Request” means a request by the Company, substantially in the form of Exhibit F hereto or such other form as shall be approved by the Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.09.

          “Moody’s” means Moody’s Investors Service, Inc., or any successor by merger or consolidation to its business.

          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          “Obligations” means, with respect to any Borrower, the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to such Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by such Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of such Borrower under this Agreement.

          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          “Principal Property” means all property located in the United States of America directly engaged in the manufacturing activities of the Company and its Subsidiaries, the inventory and accounts receivable of the Company and its Subsidiaries, wherever located, and the capital stock or other equity interests owned by the Company and its Subsidiaries.

          “Quotation Day” means (a) with respect to any currency (other than Sterling and Euro) for any Interest Period, two Business Days prior to the first day of such Interest Period, (b) with respect to Sterling for any Interest Period, the first day of such Interest Period and (c) with respect to Euro for any Interest Period, the day two TARGET Days before the first day of such Interest Period, in each case unless market practice differs in the Relevant Interbank Market for any currency, in which case the Quotation Day for such currency shall be determined by the Applicable Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

          “Reference Banks” means, in relation to LIBOR, EURIBOR and Mandatory Cost Rate, the principal London offices of JPMorgan Chase Bank, N.A., Bank of America, N.A. and Citibank, N.A., or such other banks as may be appointed by the Administrative Agent in consultation with the Company.

          “Register” has the meaning set forth in Section 10.04(c).

          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

          “Relevant Interbank Market” means (a) with respect to any currency other than Euros, the London interbank market and (b) with respect to Euros, the European interbank market.

          “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided  that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders; provided , further , however , that the Revolving Credit Exposures and unused Commitments of any Defaulting Lender shall be disregarded in the determination of Required Lenders at any time.

          “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum at such time, without duplication, of (a) the US Dollar Equivalents of the principal amounts of such Lender’s outstanding Revolving Loans and (b) the aggregate amount of such Lender’s LC Exposure.

          “Revolving Loan” means a Loan made pursuant to Section 2.01.

          “Sale-Leaseback Transactions” means any arrangement whereby the Company or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided  that any such arrangement entered into within 180 days after the acquisition, construction or substantial improvement of the subject property shall not be deemed to be a “Sale-Leaseback Transaction”.

          “Screen Rate” means (a) in respect of the LIBO Rate for any currency for any Interest Period, the British Bankers Association Interest Settlement Rate for such currency and such Interest Period as set forth on the applicable page of the Telerate Service (and if such page is replaced or such service ceases to be available, another page or service displaying the appropriate rate designated by the Applicable Agent) and (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the applicable page of the Telerate Service (and if such page is replaced or such service ceases to be available, another page or service displaying the appropriate rate designated by the Applicable Agent).

          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.

          “Significant Subsidiary” means each Subsidiary which is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X of the SEC, as such rule may be amended or modified and in effect from time to time.

          “Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time and (b) with respect to the EURIBO Rate, 11:00 a.m., Brussels time.

          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor by merger or consolidation to its business.

          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for LIBOR funding (currently referred to as “LIBOR Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute LIBOR funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          “Sterling” means the lawful currency of the United Kingdom.

          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          “Subsidiary” means any subsidiary of the Company.

          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          “Transactions” means the execution, delivery and performance by the Company and the other Borrowers of this Agreement, the borrowing of Loans, the use of proceeds thereof and the issuance of Letters of Credit hereunder.

          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

          “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

          “US Borrowing Subsidiary” means any Borrowing Subsidiary that is a US Subsidiary.

          “US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any Alternative Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of such Section.

          “US Dollars” or “US$” means the lawful currency of the United States of America.

          “US Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia.

          “Utilization Percentage” means the percentage produced by dividing (i) the Revolving Credit Exposures by (ii) the total Commitments, unless the Commitments shall have been terminated, in which case the Utilization Percentage shall be 100%.

          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class ( e.g. , a “Revolving

Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class ( e.g. , a “Revolving Borrowing”) or by Type ( e.g. , a “LIBOR Borrowing”) or by Class and Type ( e.g. , a “LIBOR Revolving Borrowing”).

          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided  that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

          SECTION 1.05. Currency Translation. The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and each such amount shall be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency as of the date such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of each subsequent calendar quarter, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is three Business Days prior to the date on which such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of such subsequent calendar quarter, as the case may be, and each such amount shall, except as provided in the last sentence of this Section, be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall notify the Company and the Lenders of each calculation of the US Dollar Equivalent of each Borrowing or Letter of Credit. For purposes of Article VI and the definitions employed therein, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates used in preparing the Company’s annual and quarterly financial statements.

ARTICLE II

The Credits

          SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Company and the Borrowing Subsidiaries, denominated in US Dollars or Alternative Currencies, from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding its Commitment or (b) the sum of the total Revolving Credit Exposures plus the Competitive Loan Exposure exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

          SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided  that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

          (b) Subject to Section 2.14, (i) each Revolving Borrowing denominated in US Dollars shall be comprised entirely of ABR Loans or LIBOR Loans, as the applicable Borrower may request in accordance herewith, (ii) each Revolving Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans, (iii) each Revolving Borrowing denominated in an Alternative Currency other than Euros shall be comprised entirely of LIBOR Loans and (iv) each Competitive Borrowing shall be comprised entirely of Loans bearing interest based on the LIBO Rate or Fixed Rate Loans, as the applicable Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (A) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and (B) the Borrowers shall not be required to reimburse such Lender under Section 2.17 for Taxes incurred by reason of the making by any Lender of any Loan through an office, branch or Affiliate if such Lender could have made such Loan through another of its offices, branches or Affiliates and, in the judgment of such Lender, (x) doing so would have eliminated or reduced amounts payable pursuant to Section 2.17 and (y) not subjected such Lender to any unreimbursed cost or expense or otherwise been disadvantageous to such Lender.

          (c) At the commencement of each Interest Period for any LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing, and at the time each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided  that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type may be outstanding at the same time; provided  that there shall not at any time be more than a total of 10 LIBOR Revolving Borrowings and EURIBOR Revolving Borrowings outstanding.

          (d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower (or the Company on its behalf, with each Subsidiary Borrower hereby appointing and authorizing the Company to act on its behalf for the purpose of such request) shall notify the Applicable Agent by telephone, confirmed promptly by hand delivery or fax to such Applicable Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Financial Officer of the applicable Borrower (or by a Financial Officer of the Company on behalf of the applicable Borrower ) (a) in the case of a LIBOR Revolving Borrowing denominated in US Dollars, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of a LIBOR Revolving Borrowing denominated in an Alternative Currency or a EURIBOR Revolving Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Borrowing, and (c) in the case of an ABR Revolving Borrowing, not later than 11:30 a.m., Local Time, the date of the proposed Borrowing. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

          (a) the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

          (b) the currency and the principal amount of such Borrowing;

          (c) the date of such Borrowing, which shall be a Business Day;

          (d) the Type of such Borrowing;

          (e) in the case of a LIBOR Borrowing or a EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

          (f) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

          (g) in the case of a Borrowing by a Borrowing Subsidiary that is not a US Borrowing Subsidiary, the jurisdiction from which payments of the principal and interest on such Borrowing will be made.

          Any Borrowing Request that shall fail to specify any of the information required by the preceding provisions of this Section may be rejected by the Applicable Agent if such failure is not corrected promptly after the Applicable Agent shall give written or telephonic notice thereof to the applicable Borrower, and, if so rejected, will be of no force or effect. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

          SECTION 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period any Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans denominated in US Dollars; provided  that (i) the sum of the total Revolving Credit Exposures plus the Competitive Loan Exposure at any time shall not exceed the total Commitments or (ii) in the event the Maturity Date shall have been extended as provided in Section 2.09, the sum of the LC Exposures attributable to Letters of Credit expiring after any Existing Maturity Date and the Competitive Loans maturing after such Existing Maturity Date shall not exceed the aggregate Commitments that have been extended to a date after the expiration date of the last of such Letters of Credit and the maturity of the last of such Competitive Loans. To request Competitive Bids, the applicable Borrower (or the Company on its behalf, with each Subsidiary Borrower hereby appointing and authorizing the Company to act on its behalf for the purpose of such request) shall notify the Administrative Agent of such request by telephone, (x) in the case of a Borrowing that is to bear interest based on the LIBO Rate, not later than 11:00 a.m., Local Time, four Business Days before the date of the proposed Borrowing and (y) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., Local Time, one Business Day before the date of the proposed Borrowing; provided  that the applicable Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic

Competitive Bid Request shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by a Financial Officer of the applicable Borrower (or by a Financial Officer of the Company on behalf of the applicable Borrower). Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

          (i) the Borrower requesting the Competitive Bid (or on whose behalf the Company is requesting the Competitive Bid);

          (ii) the aggregate principal amount of the requested Borrowing;

          (iii) the date of such Borrowing, which shall be a Business Day;

          (iv) whether such Borrowing is to be a Borrowing bearing interest based on the LIBO Rate or a Fixed Rate Borrowing;

          (v) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”;

          (vi) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

          (vii) in the case of a Competitive Bid Request made by a Borrowing Subsidiary that is not a US Borrowing Subsidiary, the jurisdiction from which payments of the principal and interest on the requested Borrowing will be made.

          Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by fax, inviting the Lenders to submit Competitive Bids.

          (b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Applicable Agent and must be received by the Administrative Agent by fax, in the case of a Competitive Borrowing bearing interest based on the LIBO Rate, not later than 9:30 a.m., Local Time, three Business Days before the proposed date of such Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., Local Time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be in a minimum amount equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple and which may equal the entire principal amount of the Competitive Borrowing requested) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

          (c) The Administrative Agent shall notify, not later than 10:30 a.m., Local Time, on the date on which Competitive Bids are due, the applicable Borrower by fax of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

          (d) Subject only to the provisions of this paragraph, the applicable Borrower (or the Company on its behalf) may accept or reject any Competitive Bid. The applicable Borrower (or the Company on its behalf) shall notify the Administrative Agent by telephone, confirmed by fax in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Competitive Borrowing bearing interest based on the LIBO Rate, not later than 11:30 a.m., Local Time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:30 a.m., Local Time, on the proposed date of such Competitive Borrowing; provided  that (i) the failure of the applicable Borrower (or the Company on its behalf) to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the applicable Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the applicable Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the applicable Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided further  that if a Competitive Loan must be in an amount less than the Borrowing Minimum on the date of the applicable Competitive Bid Request because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the applicable Borrower. Each Subsidiary Borrower hereby appoints and authorizes the Company to act on its behalf as set forth in this paragraph. A notice given by or on behalf of a Borrower pursuant to this paragraph shall be irrevocable.

          (e) The Administrative Agent shall promptly notify each bidding Lender by fax whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

          (f) If the Administrative Agent or any of its Affiliates shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the applicable Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

          SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Borrower may request any Issuing Bank to issue Letters of Credit (or to amend, renew or extend outstanding Letters of Credit) denominated in US Dollars, Sterling, Euro or any other Alternative Currency approved for such purpose by the Applicable Agent and the applicable Issuing Bank, for its own account or, so long as the Company is a joint and several co-applicant with respect thereto, for the account of any Subsidiary, in a form reasonably acceptable to the Applicable Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, the Company will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of any Subsidiary that shall be an account party in respect of any such Letter of Credit).

          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Applicable Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be reasonably necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form (which form shall be reasonably acceptable to such Borrower) in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed

US$100,000,000, (ii) the amount of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank will not exceed the LC Commitment of such Issuing Bank, (iii) the sum of the Revolving Credit Exposures and the Competitive Loan Exposure will not exceed the aggregate Commitments, (iv) the Revolving Credit Exposure of each Lender will not exceed the Commitment of such Lender and (v) in the event the Maturity Date shall have been extended as provided in Section 2.09, the sum of the LC Exposures attributable to Letters of Credit expiring after any Existing Maturity Date and the Competitive Loans maturing after such Existing Maturity Date shall not exceed the total Commitments that have been extended to a date after the expiration date of the last of such Letters of Credit and the maturity of the last of such Competitive Loans. If the Required Lenders notify the Issuing Banks that an Event of Default (or, with respect to the issuance or extension of, or an amendment increasing the face amount of, any Letter of Credit, a Default) exists and instruct the Issuing Banks to suspend the issuance, amendment, renewal or extension of Letters of Credit, no Issuing Bank shall issue, amend, renew or extend any Letter of Credit without the consent of the Required Lenders until such notice is withdrawn by the Required Lenders (and each Lender that shall have delivered such a notice agrees promptly to withdraw it at such time as it determines that no Event of Default (or, as applicable, no Default) exists).

          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date. A Letter of Credit may provide for automatic renewals for additional periods of up to one year subject to a right on the part of the applicable Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary during a specified period in advance of any such renewal, and the failure of such Issuing Bank to give such notice by the end of such period shall for all purposes hereof be deemed an extension of such Letter of Credit; provided  that in no event shall any Letter of Credit, as extended from time to time, expire after the date that is five Business Days prior to the Maturity Date.

          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage from time to time of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Applicable Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Applicable Agent an amount equal to such LC Disbursement, in the currency of such LC Disbursement, not later than 2:00 p.m., Local Time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 2:00 p.m., Local Time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided  that, in the case of an LC Disbursement in US Dollars, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If such Borrower fails to make such payment when due, the Applicable Agent shall notify each Lender of the applicable LC Disbursement, the amount and currency of the payment then due from such Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Applicable Agent its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis , to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Applicable Agent of any payment from a Borrower pursuant to this paragraph, the Applicable Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

          (f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. None of the Agents, the Lenders, any Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided  that nothing in this Section shall be construed to excuse an Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a non-appealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by fax) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided  that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

          (h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement at (i) in the case of any LC Disbursement denominated in US Dollars, the rate per annum then applicable to ABR Revolving Loans and (ii) in the case of an LC Disbursement denominated in any Alternative Currency, a rate per annum reasonably determined by the applicable Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate used to determine interest applicable to LIBOR or EURIBOR Revolving Loans; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

          (i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing more than 50% of the aggregate amount of LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, each applicable Borrower shall deposit in respect of each outstanding Letter of Credit issued for such Borrower’s account (or, in the case of the Company, with respect to which it is a co-applicant), in an account with the Applicable Agent, in the name of the Applicable Agent and for the benefit of the Lenders and the applicable Issuing Bank, an amount in cash and in the currency of such Letter of Credit equal to the portion of the LC Exposure attributable to such Letter of Credit as of such date plus any accrued and unpaid interest thereon; provided  that the obligation to cash collateralize shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company or any Borrower described in clause (h) or (i) of Article VII. Each such deposit shall be held by the Applicable Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Applicable Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Applicable Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Applicable Agent to reimburse the applicable Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposures representing more than 50% of the aggregate amount of LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide cash collateral hereunder as a result of the occurrence of an Event of Default, such cash collateral (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

          (j) Designation of Additional Issuing Banks. From time to time, the Company may by notice to the Administrative Agent and the Lenders designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “ Issuing Bank Agreement ”), which shall be in a form satisfactory to the Company and the Administrative Agent, that shall set forth the LC Commitment of such Lender and shall be executed by such Lender, the Company and the Administrative Agent and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank. The Issuing Bank Agreement of any Issuing Bank may limit the currencies in which and the Borrowers for the accounts of which such Issuing Bank will issue Letters of Credit, and any such limitations will, as to such Issuing Bank, be deemed to be incorporated in this Agreement.

          (k) Termination of an Issuing Bank. The Company may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank and the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof. At the time any such termination shall become effective, the Company shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not issue additional Letters of Credit.

          (l) Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currencies and face amounts of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement (which confirmation, if true, shall be promptly delivered by the Administrative Agent), (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iii) on any Business Day on which the applicable Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

          (m) Backstopped Letters of Credit. Notwithstanding anything to the contrary set forth in this Section, in the event that (i) an Issuing Bank shall have provided to the Administrative Agent a written consent to any Letter of Credit issued by such Issuing Bank being designated as a Backstopped Letter of Credit and (ii) the Company and the Issuing Bank shall have provided to the Administrative Agent evidence, satisfactory to the Administrative Agent, demonstrating that the arrangements with respect to such Letter of Credit satisfy the requirements set forth in the definition of the term “Backstopped Letter of Credit”, then, commencing at the effective time specified in such consent (or, if none is specified, commencing at the time of the receipt of such consent by the Administrative Agent), such Letter of Credit shall cease to be a Letter of Credit outstanding hereunder, and the Lenders shall be deemed to have no participations in such Letter of Credit under paragraph (d) of this Section and no obligations with respect to such Letter of Credit under paragraph (e) of this Section; provided , however , that nothing in this paragraph shall affect (A) the agreements set forth in paragraph (f) of this Section with respect to such Letter of Credit (it being agreed, however, that the obligation of any Borrower to reimburse LC Disbursements under such Letter of Credit, in lieu of being performed as provided in paragraph (e) of this Section, shall be performed as provided in the applicable letter of credit application or any other agreement between such Borrower and such Issuing Bank) or (B) the obligations of any Borrower under Sections 2.15, 2.17 and 10.03.

          SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 1:30 p.m., Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders. The Applicable Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the account designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request; provided  that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

          (b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan pursuant to Section 2.13 (it being understood that nothing in this paragraph shall require any Borrower to pay any interest in duplication of the interest payable under such Section).

          SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, shall have an initial Interest

Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement. A Borrower may elect different options with respect to different portions of an affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing and the Loans resulting from an election made with respect to any such portion shall be considered a separate Borrowing.

          (b) To make an election pursuant to this Section, a Borrower shall notify the Applicable Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Applicable Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Financial Officer on behalf of the applicable Borrower. Notwithstanding any other provision of this Section, a Borrower shall not be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for LIBOR Loans or EURIBOR Loans that does not comply with Section 2.02(d) or (iii) convert or continue any Competitive Borrowing.

          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing;

          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii) the Type of the resulting Borrowing; and

          (iv) if the resulting Borrowing is to be a LIBOR Borrowing or a EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

          (d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

          (e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, (i) in the case of a LIBOR Revolving Borrowing denominated in US Dollars, such Borrowing shall be converted to an ABR Revolving Borrowing and (ii) in the case of any other LIBOR Revolving Borrowing or a EURIBOR Revolving Borrowing, such Borrowing shall be continued as a Borrowing of the applicable Type for an Interest Period of one month.

          (f) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in US Dollars may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing denominated in US Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

          SECTION 2.08. Termination, Reduction and Increase of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

          (b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect thereto and any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures and the Competitive Loan Exposure would exceed the total Commitments.

          (c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

          (d) The Company may from time to time, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) executed by the Company and one or more financial institutions (which may include any Lender) that are willing to extend a Commitment or, in the case of any such financial institution that is already a Lender, to increase its Commitment (any such financial institution referred to in this Section being called an “ Increasing Lender ”), cause the total Commitments to be increased by such new or incremental Commitments of the Increasing Lenders, in an amount for each Increasing Lender as set forth in such notice; provided  that (i) the aggregate principal amount of any increase in the total Commitments made pursuant to this Section shall not be less than US $50,000,000 and the aggregate principal amount of all such increases shall not exceed US$400,000,000, (ii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the prior written approval of the Company, the Administrative Agent and each of the Issuing Banks (which approval shall not be unreasonably withheld or delayed) and (iii) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed Accession Agreement. New Commitments and increases in Commitments created pursuant to this Section shall become effective (A) in the case of an Increasing Lender already a Lender under this Agreement, on the date specified in the applicable notice delivered pursuant to this Section and (B) in the case of an Increasing Lender not already a Lender under this Agreement, on the effective date of the applicable Accession Agreement. Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder. Upon the effectiveness of any increase pursuant to this Section in the Commitment of a Lender already a party hereto, Schedule 2.01 shall be deemed to have been amended to reflect the increased Commitment of such Lender. Notwithstanding the foregoing, no increase in the aggregate Commitments (or in the Commitment of any Lender) shall become effective under this Section unless (i) the Administrative Agent shall have received documents consistent with those delivered under paragraphs (b) and (c) of Section 4.01 as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase and (ii) on the date of such increase, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase and without giving effect to the parenthetical in Section 4.02(a)) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company. Following any extension of a new Commitment or increase of a Lender’s Commitment pursuant to this paragraph, any Loans outstanding prior to the effectiveness of such increase or extension shall continue outstanding until the ends of the respective Interests Periods applicable thereto, and shall then be repaid and, if the Borrowers shall so elect, refinanced with new Revolving Loans made pursuant to Section 2.01(a) ratably in accordance with the Commitments in effect following such extension or increase.

          SECTION 2.09. Extension of Maturity Date. The Company may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) not less than 45 days and not more than 85 days prior to any anniversary of the Effective Date, request that the Lenders extend the Maturity Date for an additional period of one year; provided  that there shall be no more than two extensions of the Maturity Date pursuant to this Section. Each Lender shall, by notice to the Company and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Company’s Maturity Date Extension Request, advise the Company whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “ Consenting Lender ”, and each Lender declining to agree to a requested extension being called a “ Declining Lender ”). Any Lender that has not so advised the Company and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Required Lenders shall have agreed to a Maturity Date Extension Request, then the Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect. The decision to agree or withhold agreement to any Maturity Date Extension Request shall be at the sole discretion of each Lender. The Commitment of any Declining Lender shall terminate on the Maturity Date in effect prior to giving effect to any such extension (such Maturity Date being called the “ Existing Maturity Date ”). The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrowers shall also make such other prepayments of their Loans pursuant to Section 2.11 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, the sum of the Revolving Credit Exposures plus the Competitive Loan Exposure would not exceed the total Commitments. Notwithstanding the foregoing provisions of this paragraph, the Company shall have the right, pursuant to Section 2.19(b), at any time prior to the Existing Maturity Date, to replace a Declining Lender with a Lender or other financial institution that will agree to the applicable Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender. Notwithstanding the foregoing, no extension of the Maturity Date pursuant to this paragraph shall become effective unless on the anniversary of the Effective Date that immediately follows the date on which the Company delivers the applicable Maturity Date Extension Request, the conditions set forth in Section 4.02 shall be satisfied (without giving effect to the parenthetical in Section 4.02(a)) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company.

          SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date, and (ii) the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided  that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Company and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.11. Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section; provided  that the Borrowers shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

          (b) If the sum of the Revolving Credit Exposures and the Competitive Loan Exposures shall exceed the aggregate Commitments, then (i) if any Revolving Borrowings are outstanding, (A) on the last day of any Interest Period for any LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing and (B) on each other day on which any ABR Revolving Borrowing shall be outstanding, the applicable Borrowers shall prepay Revolving Loans in an aggregate amount equal to the lesser of (x) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (y) the amount of the applicable Revolving Borrowings referred to in clause (A) or (B), as applicable, and (ii) if no Revolving Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(i) in an aggregate amount equal to the lesser of (A) the amount equal to such excess and (B) the aggregate amount of the LC Exposures. If the sum of the Revolving Credit Exposures and the Competitive Loan Exposures on the last day of any month shall exceed 105% of the aggregate Commitments, then the applicable Borrowers shall, not later than the next Business Day, prepay one or more Revolving Borrowings (and, if no Revolving Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(i)) in an aggregate amount equal to the lesser of (1) the amount necessary to eliminate such excess and (2) the aggregate amount of the Revolving Credit Exposures.

          (c) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrowers shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

          (d) The applicable Borrower shall notify the Applicable Agent by a written notice signed by a Financial Officer on behalf of the applicable Borrower of any prepayment of a Borrowing hereunder (i) in the case of a LIBOR Borrowing denominated in US Dollars, not later than 12:00 noon, Local Time, three Business Days before the date of such prepayment (or, in the case of a prepayment under paragraph (b) above, as soon thereafter as practicable), (ii) in the case of a LIBOR Borrowing denominated in an Alternative Currency or a EURIBOR Borrowing, not later than 12:00 noon, Local Time, three Business days before the date of such prepayment (or, in the case of a prepayment under paragraph (b) above, as soon thereafter as practicable) and (iii) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided  that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice, the Applicable Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.

          SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided  that if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date, and on the date on which the Commitments shall have terminated and the Lenders shall have no Revolving Credit Exposure. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBOR and EURIBOR Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided  that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Banks, in the case of fees payable to it) for distribution to the Persons entitled thereto. Fees paid shall not be refundable under any circumstances.

          SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate.

          (b) The Loans comprising each LIBOR Borrowing shall bear interest (i) in the case of a LIBOR Revolving Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a LIBOR Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

          (c) The Revolving Loans comprising each EURIBOR Revolving Borrowing shall bear interest at the Adjusted EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

          (d) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

          (e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

          (f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided  that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

          (g) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or, in the case of ABR Borrowings, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate, Adjusted EURIBO Rate or Alternate Base Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing or a EURIBOR Borrowing:

          (a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as the case may be, for such Interest Period; or

          (b) the Applicable Agent is advised by a majority in interest of the Lenders that the Adjusted LIBO Rate or Adjusted EURIBO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or fax as promptly as practicable thereafter and, until the Applicable Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, an affected LIBOR Borrowing or EURIBOR Borrowing, as the case may be, shall be ineffective, (ii) any affected LIBOR Borrowing or EURIBOR Borrowing that is requested to be continued shall (A) if denominated in US Dollars, be continued as an ABR Borrowing, or (B) otherwise, be repaid on the last day of the then current Interest Period applicable thereto and (iii) any Borrowing Request for an affected LIBOR Borrowing or EURIBOR Borrowing, and any request for a Competitive Borrowing bearing interest determined by reference to the LIBO Rate, shall (A) in the case of a Revolving Borrowing denominated in US Dollars, be deemed a request for an ABR Borrowing, or (B) in all other cases, be ineffective.

          SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Adjusted EURIBO Rate) or any Issuing Bank; or

          (ii) impose on any Lender, any Issuing Bank or the London or European interbank market any other condition affecting this Agreement or LIBOR Loans, EURIBOR Loans or Competitive Loans or any Letter of Credit or participations therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan, EURIBOR Loan or Competitive Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

          (b) If any Lender or Issuing Bank determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the

Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

          (c) If the cost to any Lender of making or maintaining any Loan or the cost to any Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit to a Borrowing Subsidiary is increased (or the amount of any sum received or receivable by any Lender or any Issuing Bank (or its applicable lending office) is reduced) by an amount deemed in good faith by such Lender or such Issuing Bank, as the case may be, to be material, by reason of the fact that such Borrowing Subsidiary is incorporated in, has its principal place of business in, or borrows from, a jurisdiction outside the United States or the United Kingdom, such Borrowing Subsidiary shall indemnify such Lender or such Issuing Bank from time to time for such increased cost or reduction.

          (d) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section and the manner in which such amount or amounts have been determined, shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay or cause the applicable Borrower to pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

          (e) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided  that the applicable Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law or other circumstance giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further  that, if the Change in Law or other circumstance giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

          (f) The foregoing provisions of this Section shall not apply to Taxes, which shall be governed solely by Section 2.17.

          (g) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan, EURIBOR Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional prepayment of Loans), (b) the conversion of any LIBOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date or in the amount specified in any notice delivered pursuant hereto, (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any LIBOR Loan, EURIBOR Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense (but not for any anticipated profits) attributable to such event including, to the extent that any of the foregoing Loans are denominated in any Alternative Currency, the actual costs and expenses of such Lender attributable to the premature unwinding of any hedging agreement entered into by such Lender in respect to the foreign currency exposure attributable to such Loan. In the case of a LIBOR Loan or EURIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, LIBO Rate or Adjusted EURIBO Rate that would have been applicable to such Loan (and, for avoidance of doubt, without giving effect to any Applicable Rate or Margin that would otherwise have been applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London or European market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Credit Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided  that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Agent, the applicable Lender or the applicable Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such

Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The relevant Borrower shall indemnify each Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank, or by an Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident or located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate; provided  that such Lender has received written notice from the Company advising it of the availability of such exemption or reduction and containing all applicable documentation (together, if requested by such Lender, with a certified English translation thereof). Each Lender shall promptly notify the Company at any time it determines that it is no longer in a position to provide any such previously delivered documentation to the Company.

          SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements or otherwise) prior to the time required hereunder for such payment or, if no such time is expressly required, prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent for the account of the applicable Lenders to such account as the Applicable Agent shall from time to time specify in one or more notices delivered to the Company, except that payments to be made directly to an Issuing Bank as provided herein shall be made directly to such Issuing Bank and payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by any Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.

          (b) If at any time insufficient funds are received by and available to the Agents to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided  that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

          (d) Unless an Agent shall have received notice from a Borrower prior to the date on which any payment is due to such Agent for the account of any Lenders or Issuing Bank hereunder that the such Borrower will not make such payment, such Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each applicable Lender or Issuing Bank, as the case may be, severally agrees to repay to such Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Agent, at a rate determined by such Agent in accordance with banking industry rules on interbank compensation.

          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

          SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) If any Lender requests compensation under Section 2.15, or if any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or if any Lender is a Defaulting Lender or a Declining Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent and each Issuing Bank, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any such assignment resulting from a Lender being a Declining Lender, the assignee shall have agreed to the applicable Maturity Date Extension Request. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

          SECTION 2.20. Designation of Borrowing Subsidiaries. The Company may at any time and from time to time designate any Subsidiary as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Loan to or any Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding hereunder; provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Borrowing Subsidiary to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall send a copy thereof to each Lender.

ARTICLE III

Representations and Warranties

          The Company and each other Borrower represents and warrants to the Lenders and the Issuing Banks that:

          SECTION 3.01. Organization; Powers. Each of the Company and its Significant Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is recognized in the jurisdiction of organization thereof) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

          SECTION 3.02. Authorization; Enforceability. The Transactions are within each Credit Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries, (c) will not violate any applicable law, rule or regulation or any order of any Governmental Authority, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries pursuant to the terms of any indenture, agreement or other instrument binding on the Company or any of its Subsidiaries, except in each case (other than in the case of clause (b)), where the absence of such consent or approval, or the failure to make such registration or filing, or take such other action, or such violation, default, payment or Lien would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheets and statements of income, stockholders equity and cash flows (i) as of the end of and for the fiscal year ended April 30, 2006, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of the end of and for the fiscal quarters ended July 31, 2006, October 31, 2006, and January 31, 2007, certified by a Financial Officer of the Company. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject, in the case of such quarterly financial statements, to normal year-end adjustments and the absence of footnotes.

          (b) Since April 30, 2006, through the date of this Agreement, there has been no material adverse change in the business, assets, liabilities, condition, financial or otherwise, or material agreements of the Company and its Subsidiaries, taken as a whole.

          SECTION 3.05. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable probability of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

          SECTION 3.06. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

          SECTION 3.07. Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

          SECTION 3.08. Taxes. The Company and its Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them pursuant to said Tax returns or pursuant to any assessment received by them, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.09. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.10. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information (taken as a whole) furnished by or on behalf of the Borrowers to any Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided  that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE IV

Conditions

          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic image scan transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b) The Administrative Agent shall have received favorable written opinions (addressed to the Agents and the Lenders and dated the Effective Date) of Bass, Berry & Sims PLC, counsel for the Borrowers, and Lovells, English counsel for Brown-Forman Beverages, Europe, Ltd., substantially in the forms of Exhibits B-1 and B-2, respectively, and covering such other matters relating to the Borrowers, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion.

          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers, the authorization of the Transactions and any other legal matters relating to the Borrowers, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

          (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

          (e) The commitments of the lenders under the Amended and Restated Five-Year Credit Agreement dated as of April 10, 2006, among the Company, the borrowing subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, shall have been terminated and the principal of and interest accrued on all loans, and all other amounts accrued for the accounts of or owing to the lenders, thereunder shall have been paid in full.

          (f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) on or prior to April 30, 2007.

          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

     (a) The representations and warranties of the Borrowers set forth in this Agreement (other than, with respect to any Borrowing occurring after the Effective Date, the representations set forth in Sections 3.04(b) and 3.05) shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

          SECTION 4.03. Initial Credit Event for each Borrowing Subsidiary. The obligation of each Lender to make Loans to, and the obligations of the Issuing Banks to issue Letters of Credit for the account of, any Borrowing Subsidiary (other than the Borrowing Subsidiary party hereto on the date hereof) is subject to the satisfaction of the following conditions:

     (a) The Administrative Agent (or its counsel) shall have received such Borrower’s Borrowing Subsidiary Agreement duly executed by all parties thereto.

     (b) The Administrative Agent shall have received such documents (including such legal opinions) as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Borrower, the authorization and legality of the Transactions insofar as they relate to such Borrower and any other legal matters relating to such Borrower, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

     (c) The Agents and Lenders shall have received, at least five Business Days prior to the making of such Loan or issuance of such Letters of Credit, all documentation and other information relating to such Borrower requested by them for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

ARTICLE V

Affirmative Covenants

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all LC Disbursements shall have been reimbursed and all Letters of Credit (other than, for the avoidance of doubt, any Backstopped Letter of Credit) shall have expired or been terminated, the Company and each other Borrower covenants and agrees with the Lenders that:

          SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:

     (a) within 120 days after the end of each fiscal year of the Company, a copy of its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

     (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a copy of its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

     (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.06 ( provided , however , that, in the case of any such certificate required to be furnished concurrently with the delivery of financial statements under clause (b) above for any fiscal quarter of the Company during which the Company or its Subsidiaries shall have consummated an acquisition or a disposition of assets as a result of which the Company is required to file with the SEC a Current Report on Form 8-K containing pro forma financial statements with respect to such acquisition or disposition, such certificate may omit certifications with respect to compliance with Section 6.06 and the calculations referred to in clause (ii) above if (x) such acquisition or disposition shall have been consummated less than 75 days (or such shorter number of days as may be provided under the rules and regulations of the SEC for the filing with the SEC of a Current Report on Form 8-K containing such pro forma financial statements) prior to the date such certificate is required to be so furnished and (y) the pro forma financial statements required to make such certifications and calculations are not available at the time such certificate is required to be so furnished; provided further , however , that a supplemental certificate of a Financial Officer of the Company certifying as to compliance with Section 6.06 and providing the calculations referred to in clause (ii) above shall be delivered within 75 days (or such shorter number of days) after the consummation of such acquisition or disposition);

     (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

     (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials regularly filed by the Company or any Subsidiary with the SEC, or distributed by the Company to its shareholders generally, as the case may be; and

     (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company, any other Borrower or any Significant Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

          SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent prompt written notice of the following:

     (a) the occurrence of any Default;

     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect; and

     (c) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except (in the case of any such failure to do so other than with respect to preserving, renewing and keeping in full force and effect the existence of the Company) where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided  that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.

          SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Significant Subsidiaries to, pay its Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Significant Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

          SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Significant Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, except, in the case of the Significant Subsidiaries, where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

          SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority, including Environmental Laws and ERISA, applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for working capital and general corporate purposes and to provide liquidity in connection with any commercial paper program of the Borrowers. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

ARTICLE VI

Negative Covenants

          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, all LC Disbursements shall have been reimbursed and all Letters of Credit (other than, for the avoidance of doubt, any Backstopped Letter of Credit) shall have expired or been terminated, the Company and each other Borrower covenants and agrees with the Lenders that:

          SECTION 6.01. Subsidiary Indebtedness. The Company will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

     (a) Indebtedness under this Agreement;

     (b) Indebtedness existing on the date hereof and set forth on Schedule 6.01 and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

     (c) Indebtedness of any Subsidiary to the Company or any other Subsidiary; provided that no such Indebtedness shall be assigned to, or subjected to any Lien in favor of, a Person other than the Company or a Subsidiary;

     (d) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement by such Subsidiary of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness incurred or assumed in connection with the acquisition, construction or improvement of any such assets, and any Indebtedness secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any of the foregoing Indebtedness referred to in this paragraph that do not increase the outstanding principal amount thereof; provided  that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;

     (e) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

     (f) Indebtedness of any Subsidiary as an account party in respect of letters of credit backing obligations (other than Indebtedness) of any Subsidiary;

     (g) Indebtedness consisting of industrial development, pollution control or other revenue bonds or similar instruments issued or guaranteed by any Governmental Authority; and

     (h) other Indebtedness not expressly permitted by clauses (a) through (g) above; provided that the sum, without duplication, of (i) the outstanding Indebtedness permitted by this clause (h), (ii) the aggregate principal amount of the outstanding Indebtedness secured by Liens permitted by Section 6.02(n) and (iii) the Attributable Debt in respect of Sale-Leaseback Transactions permitted by Section 6.03(b) does not at any time exceed 25% of Consolidated Assets.

          SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Principal Property now owned or hereafter acquired by it, except:

     (a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business;

     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case made in the ordinary course of business;

     (e) judgment liens in respect of judgments that do not constitute Events of Default under clause (k) of Article VII;

     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company and the Subsidiaries, taken as a whole;

     (g) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof (or on improvements or accessions thereto or proceeds therefrom) and set forth on Schedule 6.02; provided  that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall be permitted by this clause (g) only to the extent of the amount of the obligations which it secures on the date hereof and extensions, renewals and replacements thereof up to the outstanding principal amount thereof;

     (h) any Lien (i) existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary, (ii) existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or (iii) to the extent such Lien applies only to the property or assets so acquired by the Company or any Subsidiary or owned by a Person prior to the time such Person becomes a Subsidiary, arising after the date of such acquisition or such Person becoming a Subsidiary pursuant to contractual commitments entered into prior thereto; provided  that (x) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (y) such Lien shall not apply to any other property or assets of the Company or any Subsidiary other than improvements and accessions to the assets to which it originally applies and proceeds of such assets, improvements and accessions and (z) such Lien shall be permitted by this clause (h) only to the extent of the amount of the obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof up to the outstanding principal amount thereof;

     (i) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (c) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Company or any Subsidiary;

     (j) Liens securing industrial development, pollution control or other revenue bonds or similar instruments issued or guaranteed by any Governmental Authority;

     (k) Liens in favor of any Governmental Authority to secure obligations pursuant to the provisions of any contract or statute;

     (l) Liens to secure obligations of a Subsidiary to the Company or any other Subsidiary;

     (m) Liens on equity, joint venture, partnership, or other ownership or investment interests (collectively, the “Equity Interests ”) of the Company or any Subsidiary in any Person arising in connection with the rights of a third party owning Equity Interests in such Person pursuant to a joint venture, shareholder, distribution or other agreement between the Company or any of its Subsidiaries and such third party to purchase the Equity Interests owned by the Company or any Subsidiary in such Person for reasonable value pursuant to change in control provisions, noncompetition provisions, restrictions on competing brands or other business restriction provisions in one or more of the agreements between such parties; and

     (n) Liens not expressly permitted by clauses (a) through (m) above; provided that the sum of (i) the outstanding Indebtedness permitted by Section 6.01(h), (ii) the aggregate principal amount of the outstanding obligations secured by Liens permitted by this clause (n) and (iii) the Attributable Debt in respect of Sale-Leaseback Transactions permitted by Section 6.03(b) does not at any time exceed 25% of Consolidated Assets.

         SECTION 6.03. Sale and Leaseback Transactions. The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale-Leaseback Transaction relating to any Principal Property except:

     (a) Sale-Leaseback Transactions to which the Company or any Subsidiary is a party as of the date hereof; and

     (b) other Sale-Leaseback Transactions; provided that the sum of (i) the outstanding Indebtedness permitted by Section 6.01(g), (ii) the aggregate principal amount of outstanding obligations secured by Liens permitted by Section 6.02(n) and (iii) the aggregate Attributable Debt in respect of Sale-Leaseback Transactions permitted by this clause (b) does not at any time exceed 25% of Consolidated Assets.

          SECTION 6.04. Fundamental Changes. (a) The Company and the Borrowing Subsidiaries will not, and will not permit any Significant Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) assets representing all or substantially all the aggregate assets of the Company and the Subsidiaries (whether now owned or hereafter acquired), or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Person may merge with any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (iii) any Subsidiary (other than a Borrowing Subsidiary) may liquidate or dissolve or, so long as such transaction does not constitute a transfer or other disposition of all or substantially all the aggregate assets of the Company and the Subsidiaries, merge with or into any other Person.

          (b) The Company will not, and will not permit any of its Significant Subsidiaries to, engage as its principal business in any business other than businesses of the type collectively conducted by the Company and its Subsidiaries on the date of this Agreement and businesses reasonably related thereto.

          (c) The Company will not permit any other Borrower, while it remains a Borrower, to cease to be a Subsidiary.

          SECTION 6.05. Transactions with Affiliates. Except as set forth in Schedule 6.05, the Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate; provided  that nothing contained in this Section 6.05 shall prevent the Company or any Subsidiary from paying dividends or making other cash distributions to its respective shareholders.

          SECTION 6.06. Interest Coverage Ratio. The Company will not permit the ratio of Consolidated EBITDA to Consolidated Interest Expense for any period of four consecutive fiscal quarters to be less than 3.00 to 1.00.

ARTICLE VII

Events of Default

          If any of the following events (“Events of Default”) shall occur:

     (a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

     (b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

     (c) any representation or warranty made or deemed made by or on behalf of the Company or any other Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been materially incorrect when made or deemed made;

     (d) the Company or any other Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower’s existence) or 5.08 or in Article VI;

     (e) the Company or any other Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

     (f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable cure period;

     (g) any Material Indebtedness is declared to be due prior to its scheduled maturity, or the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided  that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company, any other Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, any other Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

     (i) the Company, any other Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, any other Borrower or any

Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

     (j) the Company or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

     (k) one or more judgments for the payment of money in an aggregate amount in excess of US$25,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

     (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of the Company and the Subsidiaries in an aggregate amount exceeding (i) US$25,000,000 in any year or (ii) US$50,000,000 for all periods; or

     (m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Agents

          Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent and the London Agent as its agent and authorizes the Administrative Agent and the London Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the London Agent, as applicable, by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

          The bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

          No Agent shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that an Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Agents shall be deemed to have no knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents. Each party to this Agreement acknowledges that neither the Syndication Agent nor the Co-Documentation Agents shall have any duties, responsibilities, obligations or authority under this Agreement in such capacity.

          Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

          Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Company shall have the right, in consultation with the Required Lenders, to appoint a successor. If no successor shall have been so appointed by the Company and shall have accepted such appointment within 30 days after such retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

          Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Guarantee

          In order to induce the Lenders and the Issuing Banks to extend credit to the Borrowing Subsidiaries hereunder, the Company hereby irrevocably and unconditionally guarantees the payment when and as due of the Obligations of each Borrowing Subsidiary. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

          The Company waives presentment to, demand of payment from and protest to any Borrowing Subsidiary of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Agent, any Lender or any Issuing Bank to assert any claim or demand or to enforce any right or remedy against any Borrowing Subsidiary under the provisions of this Agreement or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

          The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent, any Lender or any Issuing Bank to any balance of any deposit account or credit on the books of such Agent, such Lender or such Issuing Bank in favor of any Borrowing Subsidiary or any other Person.

          The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

          The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent, any Lender or any Issuing Bank upon the bankruptcy or reorganization of any Borrowing Subsidiary or otherwise.

          In furtherance of the foregoing and not in limitation of any other right that any Agent, any Lender or any Issuing Bank may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Applicable Agent, Lender or Issuing Bank, forthwith pay, or cause to be paid, to the Applicable Agent, Lender or Issuing Bank in cash an amount equal to the unpaid principal amount of such Obligation then due, together with accrued and unpaid interest thereon.

          Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrowing Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrowing Subsidiary to the Agents, the Issuing Banks and the Lenders.

          Nothing shall discharge or satisfy the liability of the Company hereunder except the full and indefeasible performance and payment of the Obligations.

ARTICLE X

Miscellaneous

          SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

     (a) if to the Company, to it at Brown-Forman Corporation, 850 Dixie Highway, Louisville, KY 40210, Attention of Treasurer (Fax No. (502) 774-6908), with a copy to the Attention of General Counsel (Fax No. (502) 774-6650);

     (b) if to any Borrowing Subsidiary, to it in care of the Company as provided in paragraph (a) above;

     (c) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., in its capacity as Issuing Bank, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, Houston, TX 77002, Attention of Leslie Opeyemi (Fax No. (713) 750-2228), with a copy to the Attention of Cherry Arnaez (Fax No. (713) 750-2782);

     (d) if to the London Agent, to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of Agency Department (Fax No. 44-207-777-2360), with a copy to the Administrative Agent as provided under clause (iii) above; and

     (e) if to any other Issuing Bank or Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

          Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 10.02. Waivers; Amendments. (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided  that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.08(c) or Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of Commitment reductions or payments required thereby, as the case may be, without the written consent of each Lender affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release the Company from, or limit or condition, its Obligations under Article IX without the written consent of each Lender; provided further  that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or any Issuing Bank hereunder without the prior written consent of any Agent or such Issuing Bank, as the case may be.

          SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the lawful enforcement of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

          (b) The Company shall indemnify each Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “ Indemnitee ”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided  that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

          (c) To the extent that the Company fails to pay any amount required to be paid by it to any Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided  that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or such Issuing Bank in its capacity as such.

          (d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

          (e) All amounts due under this Section shall be payable promptly after written demand therefor.

          SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that neither the Company nor any other Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues Letters of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided  that (i) except in the case of an assignment by a Lender to a Lender Affiliate of such Lender, the Administrative Agent and each Issuing Bank must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or a Lender Affiliate, the Company must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (iii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) the US Dollar Equivalent of such assignment shall not be less than US$5,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iv) shall not apply to rights in respect of outstanding Competitive Loans, (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500, and (vi) the assignee, if it shall not be a Lender, shall deliver to the

Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Company otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

          (c) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “ Register ”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (e) Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “ Participant ”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided  that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided  that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law and if prior written notice of the sale of the participation to the Participant is provided to the Company, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

          (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender.

          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided  that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee, LC Disbursement or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit (other than, for the avoidance of doubt, any Backstopped Letter of Credit) is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

          SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Credit Party against any of and all the obligations of such Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b) Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the

Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

          (c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 10.12. Confidentiality. (a) Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’

directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any bank regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (but only after giving prompt written notice to the Company, to the extent permitted by law, of any such requirement or request so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with this Section), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “ Information ” means all information received from the Company relating to the Company or its business, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided  that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, any Lender (and any employee, representative or other agent of such Lender) may disclose to any and all persons, without limitation of any kind, such Lender’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby relating to such Lender and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

          (b) Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non—public information concerning the Company and its Related Parties or the Company’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

          (c) All information, including requests for waivers and amendments, furnished by any Borrower or either Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Company and its Related Parties or the Company’s securities. Accordingly, each Lender represents to the Company and the Agents that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

          SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “ Charges ”), shall exceed the maximum lawful rate (the “ Maximum Rate ”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

          SECTION 10.14. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

          (b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “ Applicable Creditor ”) shall, notwithstanding any judgment in a currency (the “ Judgment Currency ”) other than the currency in which such sum is stated to be due hereunder (the “ Agreement Currency ”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

          SECTION 10.15. USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the USA Patriot Act.

          SECTION 10.16. No Fiduciary Relationship. Each Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers, their Subsidiaries and their Affiliates, on the one hand, and the Agents, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Agent, any Lender, any Issuing Bank or any of their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

[The remainder of this page has been left blank intentionally]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BROWN-FORMAN CORPORATION,

by	/s/ Phoebe A. Wood Name: Phoebe A. Wood
Title: Vice Chairman, CFO

by	/s/ Gerard J. Anderson Name: Gerard J. Anderson
Title: Treasurer

BROWN-FORMAN BEVERAGES, EUROPE, LTD,

by	/s/ Paul W. Pape Name: Paul W. Pape
Title: Director

by	/s/ Charles E. Scholtz Name: Charles E. Scholtz
Title: Director

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by	/s/ Thomas T. Hou Name: Thomas T. Hou
Title: Executive Director

J.P. MORGAN EUROPE LIMITED, as London Agent,

by	/s/ Ching Loh Name: Ching Loh
Title: Associate

BANK OF AMERICA, N.A., individually and as Syndication Agent,

by	/s/ David L. Catherall Name: David L. Catherall
Title: Senior Vice President

CITICORP NORTH AMERICA, INC., individually and as Co-Documentation Agent,

by	/s/ John P. Judge Name: John P. Judge
Title: Vice President

BARCLAYS BANK PLC, individually and as Co-Documentation Agent,

by	/s/ Nicholas Bell Name: Nicholas Bell
Title: Director

NATIONAL CITY BANK, individually and as Co-Documentation Agent,

by	/s/ Deroy Scott Name: Deroy Scott
Title: Senior Vice President

WACHOVIA BANK, individually and as Co-Documentation Agent,

by	/s/ Beth Rue Name: Beth Rue
Title: Vice President

SIGNATURE PAGE TO
 BROWN-FORMAN CORPORATION
 FIVE-YEAR CREDIT AGREEMENT

Fifth Third Bank:

by	/s/ David O’Neal Name: David O’Neal
Title: Vice President

SIGNATURE PAGE TO
 BROWN-FORMAN CORPORATION
 FIVE-YEAR CREDIT AGREEMENT

Name of Institution: SunTrust Bank

by	/s/ Bryan W. Ford Name: Bryan W. Ford
Title: Director

SIGNATURE PAGE TO
 BROWN-FORMAN CORPORATION
 FIVE-YEAR CREDIT AGREEMENT

Name of Institution: The Bank of Nova Scotia

by	/s/ M.D. Smith Name: M.D. Smith
Title: Agent Operations

For any Lender that requires a second signature line:

by	Name:
Title:

SIGNATURE PAGE TO
 BROWN-FORMAN CORPORATION
 FIVE-YEAR CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION

by	/s/ David A. Wombwell Name: David A. Wombwell
Title: Senior Vice President

SIGNATURE PAGE TO
 BROWN-FORMAN CORPORATION
 FIVE-YEAR CREDIT AGREEMENT

Name of Institution:

By Cooperatieve Centrale Raiffeisen- Boerenleenbank B.A. “Rabobank Nederland”, New York Branch
/s/ Garrett O’ Malley Name: Garrett O’ Malley
Title: Executive Director

For any Lender that requires a second signature line:

By Cooperatieve Centrale Raiffeisen- Boerenleenbank B.A. “Rabobank Nederland”, New York Branch
/s/ Brett Delfino Name: Brett Delfino
Title: Executive Director

SIGNATURE PAGE TO
 BROWN-FORMAN CORPORATION
 FIVE-YEAR CREDIT AGREEMENT

Name of Institution: UniCredito Italiano

By	/s/ Maurizio Brentegani Name: Maurizio Brentegani
Title: S.V.P. & General Manager

For any Lender that requires a second signature line:

By	/s/ Charles Michael Name: Charles Michael
Title: Vice President

SCHEDULE 2.01
Brown-Forman Corporation
$800,000,000 Five-Year Credit Agreement
Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$100,000,000
Bank of America, N.A.	$100,000,000
Citicorp North America, Inc.	$100,000,000
Barclays Bank PLC	$80,000,000
National City Bank	$80,000,000
Wachovia Bank, National Association	$80,000,000
Fifth Third Bank	$60,000,000
SunTrust Bank	$60,000,000
The Bank of Nova Scotia	$45,000,000
U.S. Bank National Association	$45,000,000
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch	$25,000,000
UniCredito Italiano	$25,000,000
TOTAL	$800,000,000

SCHEDULE 2.05

Brown-Forman Corporation
$800,000,000 Five-Year Credit Agreement
Issuing Banks and LC Commitments

Issuing Bank	LC Commitment
JPMorgan Chase Bank, N.A.	$100,000,000
TOTAL	$100,000,000

SCHEDULE 3.05
TO
FIVE-YEAR CREDIT AGREEMENT

Disclosed Matters

CLASS ACTION LITIGATION

Brown-Forman Corporation and many other manufacturers of spirits, wine, and beer are defendants in a series of essentially similar class action lawsuits seeking damages and injunctive relief for alleged marketing of beverage alcohol to underage consumers. Nine lawsuits have been filed to date, the first three against eight defendants, including Brown-Forman: “Hakki v. Adolph Coors Company, et.al.,” District of Columbia Superior Court No. CD 03-9183 (November 2003); “Kreft v. Zima Beverage Co., et.al.,” District Court, Jefferson County, Colorado, No. 04cv1827 (December 2003); and “Wilson v. Zima Company, et.al.,” U.S. District Court for the Western District of North Carolina, Charlotte Division, No. 3:04cv141 ( January 2004). Two virtually identical suits with allegations similar to those in the first three lawsuits were filed in Cleveland, Ohio, in April and June, 2004, respectively, against the original eight defendants as well as an additional nine manufacturers of spirits and beer, and are now consolidated as “Eisenberg v. Anheuser-Busch,” U.S. District Court for the District of Northern Ohio, No. 1:04cv1081. Five similar suits were filed in 2005: “Elizabeth H. Sciocchette v. Advanced Brands,” Albany County, New York Supreme Court No. 102205 (February 16, 2005); “Roger and Kathy Bertovich v. Advanced Brands,” Hancock County, West Virginia, Circuit Court No. 05-C-42M (February 17, 2005); “Jacquelin Tomberlin v. Adolph Coors,” Dane County (Madison, Wisconsin) Circuit Court, (February 23, 2005); “Viola Alston v. Advanced Brands,” Wayne County, Michigan, Circuit Court No. 05¬509294, (March, 30, 2005), and “Craig Konhauzer v. Adolph Coors Company,” Broward County Florida Circuit Court, No. 05004875 (March 30, 2005). In addition, Brown-Forman received in February, 2004, a pre-lawsuit notice under the California Consumer Protection Act indicating that the same lawyers intend to file a lawsuit there against many industry defendants including Brown-Forman, presumably on the same facts and legal theories.

The suits allege that the defendants have engaged in deceptive marketing practices and schemes targeted at underage consumers, negligently marketed their products to the underage, and fraudulently concealed their alleged misconduct.

Plaintiffs seek class action certification on behalf of: (a) a guardian class consisting of all persons who were or are parents of children whose funds were used to purchase beverage alcohol marketed by the defendants which were consumed without their prior knowledge by their children under the age of 21 during the period 1982 to present; and (b) an injunctive class consisting of the parents and guardians of all children currently under the age of 21.

The lawsuits seek: (1) finding that defendants engaged in a deceptive scheme to market alcoholic beverages to underage persons and an injunction against such alleged practices; (2) disgorgement and refund to the guardian class of all proceeds resulting from sales to the underage since 1982; and (3) judgment to each guardian class member for a trebled award of actual damages, punitive damages, and attorneys fees. The lawsuits, either collectively or individually, if ultimately successful, represent significant financial exposure.

Brown-Forman, in coordination with other defendants, is vigorously defending itself in these cases. Brown-Forman and the other defendants have successfully obtained orders to dismiss six of the pending cases: Kreft (Colorado) in October 2005; Eisenberg (Ohio) in February 2006; Tomberlin (Wisconsin) in March 2006; Hakki (D.C.) in March 2006; Alston (Michigan) in May 2006; and Bertovich (West Virginia) in August 2006. Konhauzer (Florida) and Sciocchette (New York) voluntarily withdrew their respective suits. Each involuntarily dismissal is being appealed by the respective plaintiffs.

SCHEDULE 6.01
TO
FIVE-YEAR CREDIT AGREEMENT

Existing Subsidiary Indebtedness

Subsidiary	Lender	Loan Amount	Loan Amount in USD

Clintock, Ltd.	Allied Irish Bank	EUR 635,000	844,899
Finlandia Vodka Worldwide Ltd.	SAMPO Bank (Guaranty Line)	EUR 10,000,000	13,305,500
Brown-Forman Polska	Citibank	EUR 7,669,378	10,204,491
Fratelli Bolla, S.p.A.	Unicredit Banca d’Impresa, S.p.A	EUR 4,130,000	5,495,172
	Sao Paolo IMI, S.p.A.	EUR 2,600,000	3,459,430
	Banco Popolare di Verona e Novara	EUR 1,549,371	2,061,516
	Ministry of Industry	EUR 248,300	330,376
Brown-Forman Beverages, Europe, Ltd.	Commercial Paper	$185,785,000	185,785,000
Chambord Liqueur Royale de France	CIC Banque BRO	EUR 1,398,298	1,860,506
Brown-Forman Australia	Commonwealth Bank of Australia	AUD 36,800,000	29,703,120
Hartmann Luggage Co.	National City Bank, Trustee (IRB)	$2,200,000	2,200,000
Brown-Forman Holding Mexico, S.A. de C.V.	Bank of Nova Scotia	MXN 229,600,000	20,719,591
TOTAL			275,969,601

SCHEDULE 6.02
TO
FIVE YEAR CREDIT AGREEMENT

Existing Liens

1.
Lien on the Company’s ownership interests in Michel Picard Estates, LLC, pursuant to the terms of the Joint Venture Agreement between Picard Pere et Fils and the Company entered into on October 3, 1996 and effective as of November 1, 1996.

2.
Lien on capital stock owned by the Company or its Subsidiaries in BFC Tequila Ltd., pursuant to terms of that certain Joint Venture Agreement dated 21 June 1999 among the Company, Tequila Orendain de Jalisco, S.A. de C.V., and Global Corporation A/S.

3.	Mortgages against the following facilities to secure Industrial Revenue Bonds:

Location	Original Indebtedness	Remaining Indebtedness
Lebanon, TN	$2,200,000	$2,200,000

SCHEDULE 6.05
TO
FIVE YEAR CREDIT AGREEMENT

Transaction with Affiliates

In connection with certain requirements of Mexican law concerning ownership of agricultural land cultivated with or to be cultivated with agave, certain third parties own such land pursuant to written agreements with the Company or Affiliates. The Company has not determined that these third parties are Affiliates, but describes these transactions in an abundance of caution.

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

Reference is made to the Five-Year Credit Agreement dated as of April 30, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Brown-Forman Corporation, Brown-Forman Beverages, Europe, Ltd, the other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Syndication Agent, Citicorp North America, Inc., Barclays Bank PLC, National City Bank and Wachovia Bank, National Association, as Co-Documentation Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

1.           The assignor whose full legal name is set forth below (the “Assignor”) hereby sells and assigns, without recourse, to the assignee whose full legal name is set forth below (the “Assignee”), and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor, effective as of the Assignment Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 10.04(c) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the amount and percentage set forth below of (a) the Commitments of the Assignor on the Assignment Date and (b) the Loans owing to the Assignor that are outstanding on the Assignment Date. From and after the Assignment Date, (a) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Assumption, have the rights and obligations of a Lender thereunder and (b) the Assignor shall, to the extent of the interests assigned by this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

2.           This Assignment and Assumption is being delivered to the Administrative Agent together with (a) if the Assignee is a Foreign Lender, the documentation referred to in Section 2.17(e) of the Credit Agreement, duly completed and executed by the Assignee, and (b) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire duly completed by the Assignee.

3.           The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 10.04(b) of the Credit Agreement.

4.           This Assignment and Assumption may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption.

5.           The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

6.           This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

7.           Assigned Interest:

Date of Assignment:

Legal Name of Assignor: Legal Name of Assignee: Assignee’s Address for Notices:

Effective Date of Assignment (“Assignment Date”):

Aggregate Amount of Commitments of all Lenders	Principal Amount of the commitment Assigned	Principal Amount of Outstanding Revolving Loans Assigned1	Commitment Assigned as a Percentage of Aggregate Commitments2

$                                                                                                                                        %

1 If Competitive Loans are being assigned, revise as appropriate.

2 Set forth, to at least 8 decimals, as a percentage of the aggregate Commitments of all Lenders.

The terms set forth above are hereby	The undersigned hereby consent
agreed to:	to the above Assignment and Assumption3
BROWN-FORMAN CORPORATION
by _________________________ Name: Title:	by _________________________ Name: Title:
________________________, as Assignee

by _________________________ Name: Title:	by _________________________ Name: Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank4

by _________________________ Name: Title:

3 To be completed to the extent consents are required under Section 10.04(b) of the Credit Agreement.

4 Any additional Issuing Banks must also consent.

ANNEX 1 TO
ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representation and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under the Credit Agreement.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Assignment Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.   Payments. From and after the Assignment Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of  principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Date and to the Assignee for amounts which have accrued from and after the Assignment Date.

3.   General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

EXHIBIT B-1

[FORM OF] OPINION OF BASS, BERRY & SIMS PLC, COUNSEL FOR THE
BORROWERS

April 30, 2007

To the Lenders party to the Five-Year Credit Agreement and
JPMorgan Chase Bank, N.A., as Administrative Agent
J.P. Morgan Europe Limited, as London Agent

Ladies and Gentlemen:

We have acted as counsel to Brown-Forman Corporation, a Delaware corporation (the "Company"), in connection with the transactions that are the subject of that certain Five-Year Credit Agreement dated April 30, 2007, among the Company, Brown-Forman Beverages, Europe, LTD, JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the "Administrative Agent") and as a Lender, J.P. Morgan Europe Limited, as London Agent (in such capacity, the “London Agent” and together with the Administrative Agent, the “Agents”), Bank of America, N.A., as Syndication Agent and as a Lender, Citicorp North America, Inc., Barclays Bank Plc, National City Bank and Wachovia Bank, National Association, as Co-Documentation Agents and as Lenders, and various other Lenders identified therein (the "Five-Year Credit Agreement").  This opinion letter is provided to you at the request of the Company pursuant to subsection 4.01(b) of the Five-Year Credit Agreement.  Capitalized terms used but not otherwise defined herein have the same meanings as in the Five-Year Credit Agreement.
We have examined the Five-Year Credit Agreement and we have also reviewed such corporate records of the Company, such certificates of public officials and such other matters regarding the Company as we have deemed necessary or appropriate for purposes of this opinion letter.  As to factual matters, we have assumed the correctness of and relied upon statements and other representations of the Company and the officers thereof set forth in the Five-Year Credit Agreement and in certificates provided pursuant to or in connection with the Five-Year Credit Agreement or otherwise provided to us, and upon certificates of public officials, and we have made no independent inquiries or investigations.  For purposes of the opinions on the existence and good standing of the Company, we have relied solely upon a certificate of existence from the Delaware Secretary of State dated April 30, 2007.
In making such examination and in expressing our opinions, we have assumed, without investigation or inquiry:
(a)           the due organization and existence of all parties to the Five-Year Credit Agreement, except to the extent that we express an opinion in Paragraph 1 below regarding the existence of the Company,
(b)           the due authorization, execution and delivery of the Five-Year Credit Agreement by all parties thereto other than the Company,
(c)           that all parties to the Five-Year Credit Agreement have the legal right, power and authority to enter into the Five-Year Credit Agreement and to consummate the transactions contemplated thereby, except to the extent that we express an opinion in Paragraph 1 below regarding the corporate power and corporate authority of the Company, and
(d)           that all signatures on any executed documents furnished to us are genuine, all original documents submitted to us are authentic originals and all certified or other reproductions of documents submitted to us conform to the original documents.
Based upon the foregoing and subject to the assumptions, limitations and qualifications herein set forth, we are of the opinion that:
1.           The Company is an existing Delaware corporation, in good standing under the laws of Delaware.  The Company has the necessary corporate power and corporate authority to execute and deliver the Five-Year Credit Agreement and to enter into and perform its obligations thereunder.  The execution and delivery of the Five-Year Credit Agreement and the performance and observance of the provisions thereof have been properly authorized by all necessary corporate actions on the part of the Company.
2.           The Five-Year Credit Agreement has been properly executed by the Company and, as executed and delivered, is a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.
3.           The execution and delivery by the Company of the Five-Year Credit Agreement, the consummation of the financing transaction that is the subject thereof and the borrowings by the Company in accordance with the Five-Year Credit Agreement (a) will not violate the certificate of incorporation or bylaws of the Company, (b) are not prohibited by, and will not subject the Company to any fine, penalty or similar sanction under, any federal or Tennessee statute or regulation, Delaware general corporate law or, to our knowledge, any order that is specifically directed to the Company of any court, arbitrator or regulatory authority having jurisdiction over the Company, and (c) will not constitute a breach of or a default under, or result in the imposition of a Lien on any properties of the Company or any of its subsidiaries under, any of the agreements identified on Annex 1 hereto.
4.           No authorization, consent, approval or other action by or filing (a) with any federal or Tennessee governmental authority or (b) with any Delaware governmental authority as prescribed by the Delaware General Corporation Law, is required for the execution and delivery by the Company of the Five-Year Credit Agreement, the consummation of the financing transaction that is the subject thereof, borrowings by the Company thereunder or the performance by the Company of its payment obligations thereunder.
5.           The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of, and consummation of the financing transactions contemplated by the Five-Year Credit Agreement will not violate, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System.
6.           The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
We express no opinion as to the enforceability of the choice of law provisions contained in the Five-Year Credit Agreement under the laws of New York or Tennessee, nor, assuming such provisions would be enforceable under the choice-of-law principles of New York and Tennessee, do we state any opinion as to the enforceability of the Five-Year Credit Agreement under the internal laws of New York.  Notwithstanding the foregoing, you have requested us to examine the Five-Year Credit Agreement and provide you with the enforceability opinion set forth in Paragraph 2 herein assuming, solely for purposes of such opinions, that the internal laws of Tennessee would govern the Five-Year Credit Agreement.  If the Five-Year Credit Agreement were to be governed by the internal laws of Tennessee, our enforceability opinion in Paragraph 2 would be as set forth therein.  We note that if a court of competent jurisdiction determines the Five-Year Credit Agreement to be unenforceable under the laws of New York, then such agreement may not be enforced by Tennessee courts under applicable Tennessee conflict of law principles.
The opinions expressed herein are limited to the laws of Tennessee, the Delaware General Corporation Law and the federal laws of the United States of America.
The opinions expressed herein are qualified as follows:
(a)
The validity, binding nature and enforceability of any liability, obligation, instrument, document or agreement are subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, fraudulent transfer and similar federal and state laws affecting the rights and remedies of creditors, and (ii) general principles of equity, whether applied in a proceeding at law or in equity, which may, among other things, limit the ability of the Administrative Agent or the Lenders to accelerate the maturity of the Obligations on the basis of an immaterial breach of a provision of the Five-Year Credit Agreement, or limit the availability of equitable remedies (including but not limited to the remedy of specific performance).

(b)
We express no opinion with respect to the effect of any provision of the Five-Year Credit Agreement insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law.

(c)	We express no opinion with respect to the effect of any provision of the Five-Year Credit Agreement imposing penalties or forfeitures.
(d)
We express no opinion with respect to the enforceability of any provision of any of the Five-Year Credit Agreement to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations.

(e)
We express no opinion with respect to the effect of any provision of the Five-Year Credit Agreement relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.

(f)	We express no opinion with respect to compliance or the effects of noncompliance with laws governing usury, interest or loan charges.
(g)
We express no opinion with respect to compliance or the effects of noncompliance with financial covenants or ratios or with respect to any other matter that would require us to perform a mathematical calculation or to make a financial or accounting determination.

Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.
As used herein, "knowledge", "known to us", "to our knowledge" and any similar expression refer solely to the current, actual knowledge, acquired during the course of our representation of the Company, of those attorneys in this firm who have rendered legal services in connection with such representation.
The opinions rendered herein are solely for the benefit of the Agents, the Lenders and their respective successors and assigns in connection with the transactions that are the subject of the Five-Year Credit Agreement, and this opinion letter may not be delivered to or relied upon by any other person nor quoted nor reproduced in any report or other document without our prior written consent; provided, however, that a copy of this opinion letter may be furnished to your regulators, accountants, attorneys and other professional advisors for the purpose of confirming its existence, and this opinion letter may be disclosed in connection with any legal or regulatory proceeding relating to the subject matter hereof.

Very truly yours,

Annex 1

Agreements

1.	Indenture dated as of March 13, 2003, between the Company and National City Bank, as Trustee, relating to the Company's $350,000,000 3% Notes due 2008.

2.
Indenture dated as of April 2, 2007 between the Company and U.S. Bank National Association, as Trustee, relating to the Company’s $150,000,000 Floating Rate Notes due 2012 and $250,000,000 5.20% Notes due 2012.

EXHIBIT B-2

[FORM OF] OPINION OF LOVELLS LLP, ENGLISH COUNSEL FOR THE
BORROWERS

30 April 2007

Our ref                      F3MJC/EAH/1786213.6
Matter ref                      K0687/00819

JPMorgan Chase Bank, N.A. (in its capacity as Administrative
Agent and JP Morgan Europe Limited as London Agent, as defined in the Agreement (as defined below))

Each Eligible Lender (as defined below)

(together the "Addressees")

Dear Sirs

Brown-Forman Beverages, Europe, Ltd

4.
WE HAVE ACTED AS ENGLISH LEGAL ADVISERS TO BROWN-FORMAN BEVERAGES, EUROPE, LTD (REGISTERED NUMBER 4129810) (THE "COMPANY") IN CONNECTION WITH A FIVE-YEAR CREDIT AGREEMENT DATED AS OF 30 APRIL 2007, AMONG BROWN-FORMAN CORPORATION, THE COMPANY, THE OTHER BORROWING SUBSIDIARIES PARTY THERETO, THE LENDERS PARTY THERETO, BANK OF AMERICA, N.A., AS SYNDICATION AGENT, CITICORP NORTH AMERICA, INC., N.A., BARCLAYS BANK PLC, NATIONAL CITY BANK AND WACHOVIA BANK, NATIONAL ASSOCIATION, AS CO-DOCUMENTATION AGENTS, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT AND J.P. MORGAN EUROPE LIMITED, AS LONDON AGENT (THE "AGREEMENT"). WE HAVE BEEN ASKED BY THE COMPANY TO GIVE THIS OPINION.

Documents Examined

5.	FOR THE PURPOSES OF GIVING THIS OPINION, WE HAVE EXAMINED:

5.1	a copy of the executed Agreement;

5.2	a certified copy of the Company's Memorandum and Articles of Association and its Certificate of Incorporation and Certificate of Incorporation on Change of Name; and

5.3	an original of minutes of a meeting of the Company's Board of Directors held on 20 April 2007.

6.	WE HAVE NOT EXAMINED ANY OTHER DOCUMENTS OR RECORDS NOR MADE ANY ENQUIRIES OR SEARCHES, EXCEPT AS STATED BELOW.

Searches

7.
WE CARRIED OUT AN ON-LINE SEARCH THROUGH THE COMPANIES HOUSE DIRECT SERVICE ON 30 APRIL 2007 TIMED AT ABOUT 11 AM LONDON TIME OF INFORMATION AVAILABLE FOR INSPECTION ABOUT THE COMPANY WHICH REVEALED NO ORDER OR RESOLUTION TO WIND UP THE COMPANY AND NO NOTICE OF THE APPOINTMENT OF AN ADMINISTRATOR OR RECEIVER.  WE MADE A TELEPHONE ENQUIRY TO THE COMPANIES COURT IN LONDON AT ABOUT 11.10 AM LONDON TIME ON 30 APRIL 2007 AND WERE TOLD THERE WERE NO ENTRIES AGAINST THE COMPANY ON THE REGISTERS OF ADMINISTRATION AND WINDING UP PETITIONS.

Scope Of Opinion

8.	THIS OPINION IS GIVEN ONLY WITH RESPECT TO ENGLISH LAW IN FORCE AT THE DATE OF THIS LETTER. NO OPINION IS EXPRESSED OR IMPLIED AS TO THE LAWS OF ANY OTHER TERRITORY, OR AS TO MATTERS OF FACT.

Opinion

9.	BASED ON THE FOREGOING AND THE ASSUMPTIONS IN THE APPENDIX TO THIS OPINION (WHICH WE HAVE TAKEN NO STEPS TO VERIFY), AND SUBJECT TO ANY MATTERS NOT DISCLOSED TO US, WE ARE OF THE OPINION THAT:

9.1
Status, capacity, authorisation: The Company is duly incorporated and validly existing under English law and has the necessary corporate power to enter into the Agreement and perform its obligations under it. All corporate and other action required by its Memorandum and Articles of Association to authorise the execution of the Agreement by the Company and the performance of its obligations under it has been duly taken and the Agreement has been duly executed and delivered on the Company's behalf.

9.2
Recognition of Validity: Subject to the Agreement being in a proper legal form under the laws of the state of New York (by which it is expressed to be governed) and the obligations of the Company under the Agreement (including the Company's submission under the Agreement to the jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York sitting in New York County) constituting valid and legally binding obligations enforceable under the laws of the State of New York, then the obligations of the Company contained in the Agreement (including the Company's submission under the Agreement to the jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York sitting in New York County) and the Agreement will, when duly executed and delivered, be recognised under English law as constituting valid, legally binding and enforceable obligations of the Company.

9.3
Registration: No consent or action of or filings or registrations with any registration office in England and Wales are necessary to ensure the validity and legality of the Agreement or its enforceability against the Company.

9.4
No Conflict: The execution and performance by the Company of the Agreement will not breach (i) its Memorandum and Articles of Association or (ii) any provision of English law applicable to companies generally.

9.5
Choice of law: The choice of the State of New York law to govern the Agreement will be recognised and upheld by an English Court, but do not displace mandatory rules of law applicable in another jurisdiction with which the relevant transaction is otherwise solely connected or in which any dispute with respect to the Agreement is being adjudicated.

9.6	No immunity: The Company is not entitled to claim immunity from suit, execution, attachment or other legal process in England and Wales.

Qualifications

10.	THIS OPINION IS SUBJECT TO THE FOLLOWING QUALIFICATIONS:

10.1
The expression "enforceable" means that the obligations of the Company created by the Agreement are of a type which English Courts enforce. It does not mean that they will be enforced in all circumstances in accordance with their terms.

10.2
Our opinion as regards the binding effect and validity of the Agreement and its enforceability against the Company is subject to the limitations resulting from all insolvency and other laws of general application affecting creditors' rights.

10.3
The power of an English Court to grant equitable remedies is discretionary and we express no opinion whether they would be available. Specific performance is not usually ordered and an injunction not usually granted where damages would be an adequate remedy.

10.4
Where any obligation is to be performed by a person subject to the laws of a jurisdiction outside England and Wales, the obligation may not be enforceable under English law to the extent that its performance would be illegal or contrary to public policy under the laws of that other jurisdiction. In addition, English Courts may refuse to apply a rule of law of another jurisdiction if this would be manifestly incompatible with English public policy.

10.5
Where a person is vested with a discretion, or may determine any matter in his opinion, English law may require that the discretion be exercised reasonably and in a manner which does not frustrate the reasonable expectations of the parties. In addition, a provision that any certificate or determination will be conclusive will not be effective if it is fraudulent or made on an unreasonable basis.

10.6
The effectiveness of contract terms seeking to exclude or restrict liability for negligence or breach of duty is limited by the Unfair Contract Terms Act 1977 and the Unfair Terms in Consumer Contracts Regulations 1999.

10.7
Enforcement of the rights of the parties under the Agreement may become time-barred by reason of the Foreign Limitation Periods Act 1984 or may be or become subject to defences of set-off or counterclaim, depending on the relevant facts.

10.8
An English Court may enforce a foreign judgment debt denominated in a currency other than sterling, as a matter of current procedural practice. However, the judgment debtor may settle the judgment debt in sterling, applying the rate of exchange current at the time of payment. Further, if the Company enters into insolvent liquidation or an administration which includes a distribution to creditors, any foreign currency claim against the Company would be converted into sterling at the date on which the liquidation or administration commenced or is deemed to have commenced.

10.9
Except in those cases where jurisdiction is determined in accordance with the provisions of the EC Council Regulation No. 44/2001 of 22 December 2000 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters or, in the case of Denmark, the Brussels Convention on Jurisdiction in Civil and Commercial Matters of 1968, an English Court will normally stay an action where it is shown that it can, without injustice to the parties, be tried in a more convenient forum. An English Court may also, at its discretion, order a claimant in an action, if he is not ordinarily resident in the United Kingdom, to provide security for costs.

10.10
Provisions as to severability in the Agreement may not be binding and the question of whether or not any invalid provision may be severed from other provisions in order to save such other provisions would be determined by an English Court at its discretion.

10.11	A term of a written agreement may be varied by oral agreement of the parties, notwithstanding that such written agreements requires variations to be made only in writing.

10.12	Any provision for the payment of compensation or additional interest which is not a genuine pre-estimate of loss may be unenforceable as a penalty.

10.13
A contract, arrangement or undertaking to assume liability for non-payment or insufficiency of United Kingdom stamp duty on an instrument or to indemnify any person against such liability or such non-payment or insufficiency is void under section 117 Stamp Act 1891.

Observations

11.	WE ALSO MAKE THE FOLLOWING OBSERVATIONS:

11.1	We express no opinion as to the correctness of any warranties given by the Company (expressly or impliedly) under or by virtue of the Agreement.

11.2
We have not considered the particular circumstances of any party to the Agreement (save the Company to the extent expressly stated in this opinion letter) or the effect of such particular circumstances on the Agreement or the transactions contemplated thereby.

11.3
The searches referred to in paragraph 4 above will not necessarily reveal whether or not a resolution has been passed, an appointment made or proceedings commenced, or a charge or other registrable document created, since particulars of such matters are not required to be filed immediately but only within a specified period.

11.4
We have not conducted a search in any District Registry of the High Court or County Court where applications for administration orders and out of court appointments of administrators may also be filed, and accordingly this opinion is given on the assumption that such searches (if made) would not reveal any circumstances which would require amendment of this opinion.

Benefit Of Opinion

12.	THIS OPINION IS GIVEN ON THE BASIS THAT IT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH ENGLISH LAW.

13.
THIS OPINION IS ADDRESSED TO THE ADDRESSEES AND GIVEN FOR THEIR SOLE BENEFIT FOR THE PURPOSES OF THE AGREEMENT ONLY. THE ADDRESSEES MAY RELY ON THIS OPINION ON TERMS THAT THEY ACCEPT THAT (I) NO SOLICITOR-CLIENT RELATIONSHIP EXISTS BETWEEN OUR FIRM AND THEM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT OR BY VIRTUE OF THIS OPINION: AND (II) IT IS FOR THEM TO FORM THEIR OWN VIEW OF TAKE THEIR OWN ADVICE WHETHER THIS OPINION IS APPROPRIATE OR SUFFICIENT FOR THEIR PURPOSES.

14.	SUBJECT TO PARAGRAPHS 12 AND 13 BELOW, THIS OPINION MAY NOT BE DISCLOSED OR QUOTED TO OR RELIED UPON BY ANY OTHER PERSON, WITHOUT OUR EXPRESS PRIOR WRITTEN CONSENT IN EACH CASE.

15.	THIS OPINION MAY BE DISCLOSED FOR INFORMATION PURPOSES ONLY:

15.1	to the legal and other professional advisers, regulators and auditors of the Addressees; or

15.2	to any Potential Lender (as defined below) or their legal or other professional advisers; or

15.3	where required by law or regulation,

in each case on terms that the recipient (i) accepts that, unless recipient shall be an Eligible Lender, it may not rely upon this opinion by virtue of such disclosure and, if it wishes to rely on this opinion at any time, it must separately seek our express written consent in each specific case; and (ii) will not disclose or quote this opinion to any other person without our prior written consent in each specific case (except where required by law or regulation).

16.
A COPY OF THIS OPINION MAY BE DELIVERED TO EACH ELIGIBLE LENDER (AS DEFINED BELOW) AND RELIED ON BY IT FOR THE PURPOSES OF THE AGREEMENT, ON TERMS THAT EACH SUCH ELIGIBLE LENDER ACCEPTS A SIMILAR RESTRICTION ON ITS ABILITY TO DISCLOSE OR RELY ON THIS OPINION TO THAT CONTAINED ELSEWHERE IN THIS OPINION AND ON TERMS THAT THEY ACCEPT THAT (I) NO SOLICITOR-CLIENT RELATIONSHIP EXISTS BETWEEN OUR FIRM AND THEM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT OR BY VIRTUE OF THIS OPINION: AND (II) IT IS FOR THEM TO FORM THEIR OWN VIEW OF TAKE THEIR OWN ADVICE WHETHER THIS OPINION IS APPROPRIATE OR SUFFICIENT FOR THEIR PURPOSES.

17.	IN THIS OPINION THE EXPRESSIONS SET OUT BELOW SHALL HAVE THE MEANINGS ATTRIBUTED TO THEM.

"Eligible Lender" means a Lender which participates in the Loans made available under (and as defined in) the Agreement provided that it becomes such a Lender before: (1) the date of syndication of the facilities provided under the Agreement; or (2) the first anniversary of the date of the Agreement (whichever shall be the earlier).

"Potential Lender means any bank or financial institution which is regularly engaged in or established for the purposes of making, purchasing or investing in loans, securities or other financial assets and which is considering participating in the Loans made available under (and as defined in) the Agreement before the date of syndication of the facilities provided under the Agreement or the first anniversary of the date of the Agreement (whichever shall be the earlier).

18.
OUR LIABILITY (INCLUDING THAT OF OUR PARTNERS OR EMPLOYEES) IN RESPECT OF THIS OPINION LETTER IS LIMITED TO THE ASSETS OF LOVELLS (INCLUDING INSURANCES BUT EXCLUDING THE PRIVATE ASSETS OF PARTNERS OR EMPLOYEES).

Yours faithfully

LOVELLS

Appendix to Opinion

In this opinion, we have assumed that:

(a)
All documents provided to us as originals are authentic and complete and all signatures and seals are genuine. All documents provided to us as copies (including those transmitted to us electronically or obtained from a website) conform to the original documents to which they relate.

(b)
The resolutions referred to in paragraph 2(c) were passed at a properly convened, constituted and conducted meeting of directors of the Company at which all constitutional, statutory and other formalities were observed; such resolutions have not been amended or rescinded and are in full force and effect; and the minutes are a true record of proceedings at the meeting.

(c)	The information relating to the Company available through the searches referred to in paragraph 4 was complete, accurate and up-to-date at the time of our searches.

(d)
The Company is acting as principal and is entering into the Agreement in good faith for the purpose of its business and there are reasonable grounds for believing that entry into the Agreement will benefit the Company.

(e)
The Company is able to pay its debts as they fall due (within the meaning of section 123 of the Insolvency Act 1986) at the time of entering into the Agreement and will not become unable to pay its debts as a consequence of doing so.

(f)	No steps have been taken to place the Company into any insolvency procedure and no injunction has been granted against the Company.

(g)
The documents listed in paragraph 2 contain all relevant information which is material for the purposes of our opinion and there is no other arrangement (oral or written) between the parties or any other matter which affects the conclusions stated in this opinion.

(h)
All formalities and requirements of the laws of any relevant state (other than England and Wales), and of any regulatory authority therein, applicable to the execution of the Agreement, have been or will be duly complied with.

(i)	No law (other than English law) affects any of the conclusions stated in this opinion.

EXHIBIT C
[FORM OF]

BORROWING SUBSIDIARY AGREEMENT dated as of ] (this “Agreement”), among BROWN-FORMAN CORPORATION (the “Company”), [NAME OF NEW BORROWING SUBSIDIARY], a [Jurisdiction] [organizational form] (the “New Borrowing Subsidiary”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).

Reference is hereby made to the Five-Year Credit Agreement dated as of April 30, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, Brown-Forman Beverages, Europe, Ltd, the other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Syndication Agent, Citicorp North America, Inc., Barclays Bank PLC, National City Bank and Wachovia Bank, National Association, as Co-Documentation Agents, JPMorgan Chase Bank, N.A, as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.20 of the Credit Agreement, the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Borrowing Subsidiary under the Credit Agreement. The Company represents that (a) the New Borrowing Subsidiary is a Subsidiary organized in [Jurisdiction] as a [organizational form], (b) the representations and warranties of the Company and, after giving effect to this Agreement, the New Borrowing Subsidiary in the Credit Agreement (other than the representations and warranties set forth in Sections 3.04(b) and 3.05) are true and correct on and as of the date hereof after giving effect to this Agreement and (c) no Default has occurred and is continuing or would result from the execution and delivery of this Agreement. The Company agrees that the Guarantee of the Company contained in Article IX of the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Borrowing Subsidiary” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

BROWN-FORMAN CORPORATION by _________________________ Name: Title:

[NAME OF NEW BORROWING SUBSIDIARY]
by _________________________ Name: Title: by _________________________ Name: Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent by _________________________ Name: Title:

EXHIBIT D

[FORM OF BORROWING SUBSIDIARY TERMINATION]

JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below
270 Park Avenue
New York, NY 10017

[Date]

Re: Borrowing Subsidiary Termination

Ladies and Gentlemen:

Reference is made to the Five-Year Credit Agreement dated as of  April 30, 2007 (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among Brown-Forman Corporation (the “Company”), Brown-Forman Beverages, Europe, Ltd, the other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Syndication Agent, Citicorp North America, Inc., Barclays Bank PLC, National City Bank and Wachovia Bank, National Association, as Co-Documentation Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.20 of the Credit Agreement, the Company hereby terminates the status of [Name of Terminated Borrowing Subsidiary] (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary under the Credit Agreement. The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary, or any Letter of Credit issued for the account of the Terminated Borrowing Subsidiary, are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent, the London Agent, any Lender or any Issuing Bank, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.

Very truly yours,

BROWN-FORMAN CORPORATION

by
_________________________
Name:
Title:

by
_________________________
Name:
Title:

EXHIBIT E
[FORM OF]

ACCESSION AGREEMENT dated as of [                                                                           ] (this
“Agreement”), among [NAME OF INCREASING LENDER] (the “Increasing Lender”), BROWN-FORMAN CORPORATION (the “Company”) and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).

A.           Reference is hereby made to the Five-Year Credit Agreement dated as of April 30, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, Brown-Forman Beverages, Europe, Ltd, the other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Syndication Agent, Citicorp North America, Inc., Barclays Bank PLC, National City Bank and Wachovia Bank, National Association, as Co-Documentation Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent.

B.           Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

C.           Pursuant to Section 2.08(d) of the Credit Agreement, the Company has invited the Increasing Lender, and the Increasing Lender desires, to become a party to the Credit Agreement and to assume the obligations of a Lender thereunder. The Increasing Lender is entering into this Agreement in accordance with the provisions of the Credit Agreement in order to become a Lender thereunder.

Accordingly, the Increasing Lender, the Company and the Administrative Agent agree as follows:

SECTION 1. Accession to the Credit Agreement. (a) The Increasing Lender, as of the Effective Date (as defined below), hereby accedes to the Credit Agreement and shall thereafter have the rights and obligations of a Lender thereunder with the same force and effect as if originally named therein as a Lender.

(b)           The Commitment of the Increasing Lender shall equal the amount set forth opposite its signature hereto.

(c)           The amount of the Increasing Lender’s Commitment hereby supplements Schedule 2.01 to the Credit Agreement.

SECTION 2. Representations and Warranties, Agreements of Increasing Lender, etc. The Increasing Lender (a) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to become a Lender under the Credit Agreement;

(b)           confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement independently and without reliance upon any Agent or any Lender;

(c)           confirms that it will independently and without reliance upon any Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) agrees that it will perform, in accordance with the terms of the Credit Agreement, all the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender and (e) authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms of the Credit Agreement, together with such actions and powers as are reasonably incidental thereto.

SECTION 3. Effectiveness. (a) This Agreement shall become effective as of [                                                                                                                                ] (the “Effective Date”), subject to the Administrative Agent’s receipt of (i) counterparts of this Agreement duly executed on behalf of the Increasing Lender and the Company, (ii) the documents required to be delivered by the Company under the penultimate sentence of Section 2.08(d) of the Credit Agreement and (iii) an Administrative Questionnaire duly completed by the Increasing Lender.

(b) Upon the effectiveness of this Agreement, the Administrative Agent shall give prompt notice thereof to the Lenders.

SECTION 4. Foreign Lenders. If the Increasing Lender is organized under the laws of a jurisdiction outside the United States, it will provide, following the Effective Date, the forms specified in Section 2.17(e) of the Credit Agreement, at the times specified therein, duly completed and executed by the Increasing Lender.

SECTION 5. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 6. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 8. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.01 of the Credit Agreement. All communications and notices hereunder to the Increasing Lender shall be given to it at the address set forth in its Administrative Questionnaire.

IN WITNESS WHEREOF, the Increasing Lender, the Company and the Administrative Agent have duly executed this Agreement as of the day and year first above written.

[INCREASING LENDER]

by
_________________________
Name:
Title:

BROWN-FORMAN CORPORATION

by
_________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

by
_________________________
Name:
Title:

EXHIBIT F

[FORM OF MATURITY DATE EXTENSION REQUEST]

[Date]
Ladies and Gentlemen:

Reference is made to the Five-Year Credit Agreement dated as of April 30, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Brown-Forman Corporation, Brown-Forman Beverages, Europe, Ltd, the other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Syndication Agent, Citicorp North America, Inc., Barclays Bank PLC, National City Bank and Wachovia Bank, National Association, as Co-Documentation Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. In accordance with Section 2.09 of the Credit Agreement, the undersigned hereby requests an extension of the Maturity Date from April [ ], [ ] to April [ ], [ ].

Very truly yours,

BROWN-FORMAN CORPORATION

by
_________________________
Name:
Title:

by
_________________________
Name:
Title:

EXHIBIT G

MANDATORY COSTS RATE

Reference is hereby made to the Five-Year Credit Agreement dated as of April [ ], 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Brown-Forman Corporation (the “Company”), Brown-Forman Beverages, Europe, Ltd, the other Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Syndication Agent, Citicorp North America, Inc., Barclays Bank PLC, National City Bank and Wachovia Bank, National Association, as Co-Documentation Agents, JPMorgan Chase Bank, N.A, as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

1.
The Mandatory Costs Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional  Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Costs Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Borrowing) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from an office of such Lender in a Participating Member State (as defined below) will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)           in relation to a Borrowing denominated in Sterling:

AB + C (B - D)+ E x 0.01
percent per annum

(b)           in relation to a Borrowing in any currency other than Sterling:

Ex 0.01	percent per annum.
300

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the applicable interest rate margin under Section 2.13(a), (b) or (c) of the Credit Agreement and the Mandatory Costs Rate and, if the Borrowing is due and unpaid, the additional rate of interest specified in Section 2.13(e) of the Credit Agreement payable for the relevant Interest Period on the Borrowing.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.           For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)
“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union; and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 percent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10.
The Administrative Agent shall have no liability to any person if such determination results in an Additional Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Costs Rate to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Costs Rate, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties to the Credit Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.